IMAGISTICS INTERNATIONAL INC.             2001 ANNUAL REPORT

                                                        we understand documents.

                                [photo of copier]

               [photo of man holding stack of files in office]


                     We understand workplace productivity.

    [photo of file cabinets]
    [photo of copier]

  2   Letter to Shareholders

  6   The Imagistics Story

 17   Financial Review

Cover Photo

The DL750 75 page-per-minute digital copier/printer is Imagistics' flagship high-volume product offering advanced networking, scanning, document handling and finishing features. It received the "Editor's Choice" award from Better Buys for Business and the "Recommended" rating from Buyer's Laboratory Inc.

Imagistics International Inc.
Financial Highlights

                                                  2001      2000      1999

Total revenues (millions)                       $  626      $  643      $  626
------------------------------------------------------------------------------
Earnings before
interest, taxes, depreciation
and amortization (millions)                     $  114      $  191      $  232
------------------------------------------------------------------------------
Diluted earnings per share                      $ 0.65      $ 3.29      $ 4.81
------------------------------------------------------------------------------
Current ratio                                    3.2:1       4.5:1       5.3:1
------------------------------------------------------------------------------
Debt as a percentage
of total capital                                 29.1%       28.3%       27.9%
------------------------------------------------------------------------------
Book value per share                            $14.67      $15.93      $15.36
------------------------------------------------------------------------------
Employees at year end                            3,533       3,534       3,361
------------------------------------------------------------------------------

Letter to Shareholders

....to be the leading independent provider of enterprise office imaging and document solutions by providing world class products and services with unparalleled customer support and satisfaction, thus building value for our shareholders.

Dear Fellow Shareholders:

Welcome to Imagistics, the successor company of Pitney Bowes' office systems division. On behalf of all of our employees, we're excited to share our inaugural annual report with you, including many of you who are founding shareholders of our company.

The Transformation Of Imagistics

Imagistics became an independent, publicly traded company on the New York Stock Exchange, under the ticker symbol "IGI" on December 3. Although we're a new company, we have a distinct competitive advantage in our marketplace as we emerge from Pitney Bowes, the world leader in document and message management. To begin, we're a $626 million company with decades of experience in the document imaging business. We are well capitalized, with established products, a proven management team and a loyal customer base. We intend to leverage these strengths to drive market share while focusing on continually improving our profit margins.

Our Strengths Are Our Leadership, Our Unique Strategy
And Our Customers.

We Have A Proven Management Team

Our management leadership has excellent experience in the document marketplace. We have years of experience in our business, and a number of key members of our team have worked alongside one another for years. Moreover, we have a proven track record of turnaround performance and sustained business success.

We also have a Board of Directors that's a powerful group of individuals who are leaders, respectively, in their fields; each brings a knowledge base to our company that is established and successful.

Together, we are committed to the unique, strategic Imagistics business model. We all know the plan, and we are confident in its successful execution.


2                                                                           2001

Our Market Opportunity
Is Significant

Our served market in the U.S., the Office Document Imaging market, is large and growing, from $17 billion in 2000 to a projected $19 billion in 2005. At the same time, our competition often fails to correctly measure the pulse of our industry. We are taking advantage of this climate as we focus on our "best of breed" product sourcing strategy. This ensures that we provide our customers with the best product families on a timely basis without the requirement for Imagistics to invest in manufacturing or research and development spending. All of our products are sold under the Imagistics brand label and are covered by our Customer Satisfaction Guarantee.

We are excited about the opportunity for market share expansion within both our current markets and potential additional markets as we pursue strategic alliances, partnerships and possible acquisitions that complement our strategy for consistent profit growth. In particular, we believe our presence in the United Kingdom will lead to a growing market opportunity in the U.K. and elsewhere in Europe.

Major Investment In Enterprise Resource Planning (ERP) Systems

Imagistics is making a powerful statement about our financial strength and our commitment to customers by


[photo of Marc C. Breslawsky]

Marc C. Breslawsky
Chairman and Chief Executive Officer

IMAGISTICS INTERNATIONAL INC.                                                  3

Letter to Shareholders

investing more than $40 million over the next several years in an Enterprise Resource Planning (ERP) system. The ERP system will utilize Oracle's new, state-of-the-art e-Business applications suite and be implemented through a multiyear contract with PricewaterhouseCoopers Consulting. This commitment to technology will increase company-wide front and back office operational efficiency, provide improved financial management and sales forecasting information, and deliver higher levels of customer service and support through improved service and call center capabilities.

The Imagistics Strategy Is Focused On Improving Profitability

We have a consistent, established customer base with a strong, recurring revenue stream. A total of 75 percent of our revenue is derived from the recurring revenue streams of rentals, service and supplies from existing customers, which include over 60 percent of the Fortune 1000 companies. In a volatile market, this predictable, dependable base allows us to offer customers the confidence of a steady, enduring relationship and the investment community with the confidence of consistency of results.

We also have a strong, well-capitalized balance sheet, with positive cash flow that has enabled us to substantially reduce our initial debt from $150 million to $117 million at December 31. As we move into our first full year as a public company in 2002, we are focused on improving the profitability of our revenue generation. We already see encouraging signs that we are very well positioned for the future.

Personally, I am proud to be a part of the team that is forging the remarkable Imagistics story. And to the newest members of our team - our shareholders - I would like to express my appreciation for your confidence and your investment in our bright future.

Sincerely,

/s/ Marc C. Breslawsky
------------------------------------
Marc C. Breslawsky
Chairman and Chief Executive Officer
March 12, 2002

        [photo of Marc Breslawsky and others in New York Stock Exchange]

        December 3, 2001. Marc Breslawsky ringing the opening bell in the New York Stock Exchange on the first day of Imagistics stock trading, along with management team and members of the Board of Directors.

             [photo of people outside the New York Stock Exchange]

                      Outside the New York Stock Exchange.


4                                                                           2001

Imagistics Management Team

                           [photo of Management Team]

 Clockwise from top left | Joseph D. Skrzypczak, Chief Financial Officer | John
C. Chillock, Vice President, Customer Service Operations | Chris C. Dewart, Vice President, Commercial Sales | Mark S. Flynn, Vice President, General Counsel and
   Secretary | Nathaniel M. Gifford, Vice President, Product Development and Marketing | Christine B. Allen, Chief Human Resources Officer | Joseph W.
         Higgins, Vice President, National Sales | Marc C. Breslawsky,
                      Chairman and Chief Executive Officer

Imagistics Board of  Directors

                          [photo of Board of Directors]

    Clockwise from top left | Thelma R. Albright, Retired, President, Carter Products Division of Carter-Wallace, Inc. | James A. Thomas, Associate Dean, Yale Law School | Ira D. Hall, Retired, Treasurer, Texaco, Inc. | Michael J. Critelli, Chairman and CEO, Pitney Bowes Inc. | T. Kevin Dunnigan, Chairman,
President and CEO, Thomas & Betts Corp. | Marc C. Breslawsky, Chairman and Chief
  Executive Officer | not pictured: Craig R. Smith, President and COO, Owens &
                                  Minor, Inc.


IMAGISTICS INTERNATIONAL INC.                                                  5

                             [photo of Nat Gifford]

         Nat Gifford Vice President, Product Development and Marketing



6                                                                           2001

                         [partial photo of Nat Gifford]

We understand documents.

Imagistics is a large direct sales, service and marketing organization offering document imaging solutions including high-performance, leading-edge copiers, multifunctional products and facsimile machines. Our direct sales and service network is located throughout the United States and the United Kingdom.

We market our products to large corporate and government customers and to mid-size and regional businesses. We provide our customers with flexible, comprehensive document imaging products and services with unparalleled customer sales and service support. We have an installed base of over 330,000 copiers, multifunctional products and facsimile machines and generate $626 million in revenue, supported by more than 350 service locations throughout the U.S.


IMAGISTICS INTERNATIONAL INC.                                                  7

We understand our customers.

                             [photo of Joe Higgins]

                   Joe Higgins  Vice President, National Sales


8                                                                           2001

                             [photo of Chris Dewart]

Chris Dewart
Vice President,
Commercial Sales

35/20:
35 Years In Copier.
20 Years In Facsimile.

Imagistics has been in the copier business since 1967 and the facsimile business since 1982.

We're helping our customers shift to the world of digital imaging, meeting the document application needs of a changing workplace while transitioning to fewer devices. From lower volume workgroup applications to more sophisticated higher-volume environments, we help our customers manage document imaging in electronic or printed format.


IMAGISTICS INTERNATIONAL INC.                                                  9

  We currently have an installed base of over 330,000 copiers, multifunctional products and facsimile machines under a service or rental agreement

                            [photo of CD1500/CD2000]

                          CD1500/CD2000 Copier/Printer
                      Fast, affordable high-quality color


                                [photo of DL170]

                          DL170 Multifunctional Product
                High-volume fax, copier and printer convenience

We're able to provide the latest technology without the manufacturing and R&D investments.

Our exclusive, award-winning families of digital copier/printers, multifunctional devices, facsimile machines and networking options deliver proven workplace productivity solutions.

Because of our "Best of Breed" product sourcing strategy, we're not tied to internal product development and manufacturing cycles that prevent our customers' access to leading edge solutions.

We focus on what our customers really want: Reliability, Dependability and Value.

We impose the highest quality standards on all of the products we offer. And we purchase equipment and software with state-of-the-art technology through favorable contracts with the top manufacturers in our industry without incurring manufacturing capital expenditures or research and development expenses. This strategy also allows us, in some cases, to provide exciting features and functionality exclusively manufactured to our specifications.

Our Model 2050 facsimile machine, for example, incorporates an intuitive LCD touch screen to enable exceptional ease of use. Connex(TM), a platform print controller for digital copier/printers that functions within the computer network, allows users to print and fax directly from their networked desktop computers.


10                                                                          2001

             Imagistics' customer base consists of over 70% of the Fortune 500 companies and 60% of the Fortune 1000 companies

                                [photo of DL460]

                              DL460 Copier/Printer
   The image quality of high-end, networked laser printers and the speed and efficiency of high-speed, high-volume copiers


                                [photo of DL650]

                          The new DL650 Copier/Printer
       A heavy-duty digital device that brings publishing power in-house

Imagistics is introducing proven, advanced new products and document solutions that add value, not work, to the workplace. They offer our customers affordable, high-productivity solutions. Using comprehensive needs analysis tools, we recommend only the products and services required, thus minimizing costs and maximizing our customers' productivity.

We recognize the total cost of producing a document, and help determine the most appropriate application solutions.

Our sales analysts match customers' productivity requirements with the correct hardware, service, supplies and software. And we also provide our customers with flexible financing options that allow for the sale, lease or rental of our products.

Our network of over 1,000 sales representatives offers specialized document options including digital, analog, color and networked products and systems. We offer a full array of copiers, multifunctional products and facsimile machines that satisfy our customers' needs ranging from a few hundred pages to hundreds of thousands of pages a month. We also offer aftermarket support to our customers through service and supply contracts, as well as the sale of consumable supplies, for all of our products. In addition, we offer document management software systems and network controllers to support our digital copier/printers and multifunctional products.


IMAGISTICS INTERNATIONAL INC.                                                 11

                    [photo of employees working on computers]

We understand quality.

Our Technology and Quality Center performs numerous tests and frequently runs over a million pages on new models to meet Imagistics' stringent criteria for "Best of Breed" product excellence, and the engineers in the Center consistently find new and better ways to provide our customers with industry-leading innovations. As a result, Imagistics has been the recipient of numerous awards for its products. For example, our CD2000 20 page-per-minute digital color copier/printer received the 2002 "Editor's Choice" award from Better Buys for Business and the 2001 Digital Test Laboratory "Five-star Exceptional" rating from Business Equipment Research & Test Laboratory. Our DL750 75 page-per-minute digital copier/printer received the 2001 "Editor's Choice" award from Better Buys for Business and the "Recommended" rating from Buyers Laboratory Inc.


                    Imagistics Technology and Quality Center
                              Trumbull, Connecticut


12                                                                          2001

                   [photo of Doug Anton and Vivian Jakowczyk]

                  Doug Anton  Senior Quality Assurance Engineer

                     Vivian Jakowczyk  Technical Specialist



IMAGISTICS INTERNATIONAL INC.                                                 13

                        We understand customer support.

                           Customer Service Locations

                           [graphic of United States]

                           [graphic of United Kingdom]

                                 United Kingdom


              Our extensive nationwide direct services capability
                    ensures consistent, uniform service and
                           support for our customers.


14                                                                          2001

                               [photo of machines]

           Imagistics' state-of-the-art facsimile testing laboratory


                           [photo of man with copier]

Imagistics UK, located in Harlow, Essex, has provided document solutions to its customers since 1984


                           [photo of man at computer]

             24/7 Diagnostic and Dispatch Center Melbourne, Florida

Our comprehensive service and support network, 24/7/365 remote diagnostics and centralized customer dispatch and administration represent our commitment to the very best service and support for our customers.

Supported by a comprehensive network of over 1,000 service representatives and access to service capabilities in more than 350 locations throughout the U.S. and in the U.K., Imagistics provides unsurpassed customer and product service and support. Our 24/7 Diagnostic and Dispatch Center in Melbourne, Florida provides real-time, around-the-clock response to customer needs, including the ability to remotely deliver customer machine programs and remotely program customers' machines. Our central dispatch system ensures that we meet strict customer response time requirements. And our Customer Care Center in Denver, Colorado with centralized customer administration and easy, single-point access to customer accounts and billing information enables us to provide our customers with easy-to-understand, consolidated account statements. Larger accounts can even take advantage of our e-commerce solutions and asset management programs.

We have achieved average uptime of more than 99% on our facsimile products and more than 98% on our copier and multifunctional products.


IMAGISTICS INTERNATIONAL INC.                                                 15

                            Imagistics and Textron.

                            [photo of Commodity Team]

 Members of Textron's Office Equipment Commodity Team, Ryan Doerksen, Manager, Indirect Materials & Services and eBusiness, Cessna Aircraft; Cara Alton, Buyer, Strategic Sourcing, Cessna Aircraft; and Thomas Goss, Manager, General Services,
 Bell Helicopter, with Imagistics' Tina Savoia, National Account Executive and
             Jeff Bunyon, Branch Sales Manager, National Accounts.

"Imagistics' proven track record and sound business strategy gave Textron confidence in Imagistics' ability to serve our functionality and price requirements across the enterprise."

-- Ed Orzetti, Vice President, Enterprise Excellence, Textron


                         [6 photos of Textron products]

             Aircraft    Fastening Systems    Industrial Components

                        Industrial Products     Finance


Textron Inc. is a $12 billion, multi-industry company, with market leading operations in Aircraft, Fastening Systems, Industrial Components, Industrial Products and Finance. Textron's network of globally strong businesses and powerful brands is made even stronger through its enterprise-wide councils, such as the Supply Chain Council, where people join together to leverage Textron's vast knowledge and resources.

Textron's Office Equipment Commodity Team selected Imagistics under a five-year contract to provide walkup copier and facsimile products and services. Imagistics was able to provide solid economic value, services, and implementation proficiency across the entire Textron enterprise in North America.

16                                                                          2001

        Imagistics International Inc.
        Financial Review

  18    Management's Discussion and
        Analysis of Financial Condition and
        Results of Operations

  28    Report of Management and
        Independent Accountants

  29    Consolidated Statements of Operations

  30    Consolidated Balance Sheets

  31    Consolidated Statements of
        Changes in Stockholders' Equity and
        Comprehensive Income

  32    Consolidated Statements of Cash Flows

  33    Notes to Consolidated
        Financial Statements


IMAGISTICS INTERNATIONAL INC.                                                 17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this annual report. Statements contained in this discussion and elsewhere in this annual report that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, our ability to create brand recognition under our new name and currency and interest rate fluctuations. Certain of these risks and uncertainties are discussed more fully elsewhere in this annual report and in our filings with the Securities and Exchange Commission, including our 2001 Form 10-K to be filed on or prior to April 1, 2002. The forward-looking statements contained herein are made as of the date hereof and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Overview

Imagistics International Inc. ("Imagistics" or the "Company") is a large direct sales, service and marketing organization offering document imaging solutions, including copiers, facsimile machines and multifunctional products, primarily to large corporate and government customers known as national accounts, as well as to mid-size and regional businesses known as commercial accounts. In addition, we offer specialized document imaging options including digital, analog, color and/or networked products and systems.

Our strategy is to become the leading independent provider of enterprise office imaging and document solutions by leveraging our product and marketplace strengths to improve market share and utilizing our strengths in customer support to drive customer loyalty. Our goal is also to achieve operational excellence and benchmark productivity and to pursue opportunistic expansion and investments.

Imagistics Spin-off from Pitney Bowes

On December 11, 2000, the Board of Directors of Pitney Bowes Inc. ("Pitney Bowes") approved the spin-off of the U.S. and U.K. operations of its office systems business to its common stockholders as an independent, publicly traded company. On December 3, 2001, Imagistics was spun off from Pitney Bowes pursuant to a contribution by Pitney Bowes of substantially all of Pitney Bowes' office systems businesses to us and a distribution of Imagistics stock to common stockholders of Pitney Bowes based on a distribution ratio of 1 share of Imagistics common stock for every 12.5 shares of Pitney Bowes common stock held at the close of business on November 19, 2001 (the "Distribution" or "Spin-off").

Pitney Bowes no longer has a financial investment in our business except as described below. We have entered into a transition services agreement with Pitney Bowes providing for certain essential services to us for a limited period following the Distribution. These services will include information technology, computing, telecommunications, accounting, field service of equipment and dispatch call center services. We also entered into certain other agreements covering intellectual property, commercial relationships, leases and licensing arrangements and tax separation matters. The pricing terms of the products and services covered by the other commercial agreements reflect negotiated prices.

In addition, as discussed further under "Liquidity and Capital Resources" below, Pitney Bowes Credit Corporation ("PBCC"), the financing subsidiary of Pitney Bowes, is a lender under the credit facility we have entered into in connection with the Distribution. We used substantially all of the proceeds from initial borrowings under that facility to repay certain amounts due to Pitney Bowes and to pay a dividend to Pitney Bowes.

The consolidated financial statements for the periods prior to the Distribution include allocations of certain Pitney Bowes corporate expenses. Corporate expense allocations were charged to us based generally on the ratio of our costs and expenses to Pitney Bowes' costs and expenses. Pitney Bowes' allocated expenses primarily included administrative expenses such as accounting services, real estate costs, customer service support in secondary geographic areas and information technology and amounted to $25 million for the period from January 1 through the Distribution and $26 million and $25 million for 2000 and 1999, respectively. For the period from December 3, 2001 through December 31, 2001, we paid Pitney Bowes $3.5 million in connection with these services under a transition services agreement. We believe the costs of these services charged to us were a


18                                                                          2001
reasonable representation of the services provided or benefit received by us. In addition, interest expense was allocated to us from Pitney Bowes based upon the proportion of our net assets to Pitney Bowes' net assets. We believe that this is a reasonable method of allocation.

As part of Pitney Bowes, we also benefited from various economies of scale including shared global administrative functions and shared facilities. We expect that our costs and expenses will increase as a result of the loss of these economies of scale, although the amount is not determinable at this time. In addition, we expect to incur additional expenses associated with becoming a stand-alone public company.

Basis of Financial Statement Presentation

The consolidated financial statements include certain historical assets, liabilities and related operations of the United States and United Kingdom office systems businesses, which were contributed to us from Pitney Bowes prior to the Distribution. Accordingly, the consolidated financial statements prior to the Distribution were derived from the financial statements and accounting records of Pitney Bowes using the historical results of operations and historical basis of assets and liabilities of the United States and United Kingdom office systems businesses. Prior to the formation of Imagistics, the office systems business was operated as a division of Pitney Bowes, and, as such, Pitney Bowes' investment in Imagistics is shown in lieu of stockholders' equity in the consolidated financial statements for 2000 and 1999. We began accumulating retained earnings on the date of the Distribution. Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements included herein may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we operated as a stand-alone entity during those periods.

Critical Accounting Policies and
Significant Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include assessing the allocation of costs from Pitney Bowes, the collectibility of accounts receivable, the use and recoverability of inventory, the useful lives of tangible and intangible assets and the realization of deferred taxes, among others. The markets for our products are characterized by intense competition, rapid technological development and pricing pressures, all of which could affect the future realizability of our assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Actual results could differ from these estimates. We have identified certain accounting policies that are critical to the understanding of our results of operations due to the judgement management must make in their application. These significant accounting policies are outlined below.

Revenue recognition

Our revenues include revenues from the sale, rental and service of copiers, facsimile machines, multifunctional products and other document imaging equipment, including related supplies. Sales revenue is recognized when contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. Rental revenue is invoiced in advance, generally quarterly. The billed revenue is deferred and recognized as earned revenue over the billed period. Rental terms generally range from one to three years. Support services revenue is recognized over the term of the service contract.

Inventories

Inventories are valued at the lower of cost or market. Provisions, when required, are made to reduce excess and obsolete inventories to the estimated net realizable values. Inventory provisions are calculated using management's best estimates of inventory value based on the age of the inventory and quantities on hand compared with historical and projected usage. On December 31, 2001, we changed our method of accounting for the cost of inventory from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method. We believe the FIFO method is preferable because it results in a more appropriate inventory valuation in an environment of declining costs, it provides more meaningful financial information to management and stockholders by better matching current costs with current revenues and it facilitates comparison with our competitors who primarily use the FIFO or average cost methods.

Depreciation of rental equipment

Rental equipment is depreciated on the straight-line method over its estimated useful life, principally three to five years.


IMAGISTICS INTERNATIONAL INC.                                                 19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Capitalized computer software costs

We capitalize certain costs of internally developed software. Capitalized costs include purchased materials and services and payroll and payroll-related costs. Costs for general and administrative, overhead, maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred. The cost of internally developed software is amortized on a straight-line basis over appropriate periods, principally three to seven years. The unamortized balance of internally developed software is included in fixed assets in the consolidated balance sheets.

Deferred taxes on income

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities based on the estimated future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the periods the temporary differences are expected to be settled. A valuation allowance is established, as needed, to reduce net deferred tax assets to realizable value. No valuation allowance has been established against our deferred tax assets because, based upon our anticipated future performance, we expect them to be realizable.

Financial instruments

We use interest rate swap agreements to manage and reduce risk related to interest payments on our debt instruments. We recognize all derivative financial instruments as assets and liabilities and measure them at fair value. All derivative financial instruments are designated and qualify as cash flow hedges and, accordingly, the effective portions of changes in fair value of the derivative are recorded in other comprehensive income and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized currently in earnings. The interest rate swap agreements were 100% effective in 2001.

Overview of 2001 Financial Results

Total revenue for 2001 declined 3% to $626 million compared with 2000 revenue of $643 million. Net income in 2001 was $13 million, or $0.65 per diluted common share, compared with net income of $64 million, or $3.29 per diluted common share, in 2000.

Revenues

The following table shows our revenue sources by product line for the periods indicated.

Dollars in millions                                  Years ended December 31,

                                                  2001         2000         1999
Copier product line                               $357         $362         $346

Facsimile product line                             269          281          280
--------------------------------------------------------------------------------
Total revenue                                     $626         $643         $626
--------------------------------------------------------------------------------

The following table shows our revenue by segment for the periods indicated.

Dollars in millions                                Years ended December 31,

                                                2001          2000          1999
United States                                   $606          $621          $600

United Kingdom                                    20            22            26
--------------------------------------------------------------------------------
Total revenue                                   $626          $643          $626
--------------------------------------------------------------------------------

The following table shows the growth rates by revenue type and product line for the periods indicated.

                                                   Years ended December 31,

                                               2001          2000          1999
Sales

   Copier products                               (3%)           1%           10%

   Facsimile products                            (7%)           5%            5%

   Supplies                                      (6%)           1%            6%
---------------------------------------------------------------------------------
   Total sales                                   (5%)           1%            8%
---------------------------------------------------------------------------------

Rentals

   Copier products                                9%           20%            8%

   Facsimile products                            (1%)           3%            5%
---------------------------------------------------------------------------------
   Total rentals                                  2%            8%            6%
---------------------------------------------------------------------------------
Support services                                 (7%)          (4%)           2%
---------------------------------------------------------------------------------
   Total revenue                                 (3%)           3%            6%
---------------------------------------------------------------------------------


20                                                                          2001

We consider revenue from equipment rentals, supplies sales and support services to be recurring because they typically are derived from multi-year contracts or our installed base of equipment. Historically, our recurring revenue has consistently been approximately 75% of total revenue.

Results of Operations

The following table shows our statement of operations data, expressed as a percentage of total revenue, for the periods indicated. The table also shows cost of sales as a percentage of sales revenue, cost of rentals as a percentage of rental revenue and the effective income tax rate.

                                                      As a % of total revenue,
                                                          except as noted
                                                      Years ended December 31,

                                                    2001        2000        1999
Sales                                                50%         51%         51%

Rentals                                              37%         35%         34%

Support services                                     13%         14%         15%
-------------------------------------------------------------------------------
Total revenue                                       100%        100%        100%
-------------------------------------------------------------------------------
Cost of sales                                        31%         29%         25%

Cost of rentals                                      15%         14%         12%

Selling, service and
   administrative                                    49%         39%         37%
-------------------------------------------------------------------------------
Earnings before interest
and taxes                                             5%         18%         26%

Interest expense                                      2%          2%          1%
-------------------------------------------------------------------------------
Income before income taxes                            3%         16%         25%

Provision for income taxes                            1%          6%         10%
-------------------------------------------------------------------------------
Net income                                            2%         10%         15%
-------------------------------------------------------------------------------
Cost of sales as a
percentage of sales revenue                        63.6%       56.5%       47.8%

Cost of rentals as a
percentage of rental revenue                       39.5%       38.9%       35.1%

Effective income tax rate                          40.1%       39.6%       40.1%

Years ended December 31, 2001 and December 31, 2000

Revenue. In 2001, total revenue of $626 million declined 3% versus the prior year total revenue of $643 million, reflecting lower sales and support service revenue, partially offset by increased rental revenue.

Equipment and supplies sales revenue of $310 million declined 5% in 2001 from $326 million in 2000 due to lower copier and facsimile equipment sales and lower supplies sales. The decline in copier equipment sales reflects the shift in our copier marketing focus toward national accounts, which emphasizes equipment rentals as opposed to equipment sales. The decline in facsimile equipment sales reflects both volume and price declines. Lower supplies sales reflects declining facsimile usage caused by the use of other new technologies, such as e-mail, as well as lower prices associated with our environmentally friendly ECO toner cartridges.

Equipment rental revenue of $233 million increased 2% in 2001 from $228 million in 2000, reflecting the shift in our copier marketing focus to national accounts, which require a rental placement strategy similar to that of our facsimile product placement strategy. We continued to implement this strategic shift in our copier systems product line by increasing the focus on renting our copiers, responding to a need for financing flexibility in the national account marketplace. During 2001, rental revenue derived from our copier product line increased 9% reflecting growth in the overall installed rental population as well as the impact of increased placements of our high-end digital products. Rental revenue from our facsimile product line declined 1% versus the prior year.

Support services revenue of $83 million, primarily derived from stand-alone service contracts, decreased 7% in 2001 from $89 million in 2000, reflecting the strategic decision to focus on renting, which includes service, rather than on selling our copier and multifunctional products with associated service contracts.

Cost of sales. Cost of sales was $197 million in 2001 compared with $184 million in 2000 and as a percentage of sales revenue increased to 63.6% in 2001 from 56.5% in 2000. This increase resulted from $21 million of inventory provisions to adjust to market the carrying value of (i) our analog copier and related parts inventory in response to the continuing market shift from analog to digital copiers, (ii) our service parts inventory to reflect quantities on hand in excess of projected usage and (iii) our sales demonstration equipment which devalues with age. The increase was partially offset by a decrease in our product costs from


IMAGISTICS INTERNATIONAL INC.                                                 21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

suppliers located in Japan, reflecting the weakening of the yen against the dollar in 2001.

Cost of rentals. Cost of rentals was $92 million in 2001 compared with $89 million in 2000 and as a percentage of rental revenue increased to 39.5% in 2001 from 38.9% in 2000, reflecting the impact of lower industry-wide pricing on new rental additions and contract renewals.

Selling, service and administrative expenses. Selling, service and administrative expenses of $306 million were 49% of total revenue in 2001 compared with $253 million, or 39% of total revenue, in 2000. Selling, service and administrative expenses increased 21% over the prior year. The increase reflects higher costs associated with the geographic expansion of sales and service capabilities ($12 million), higher finance and administrative costs associated with becoming an independent public company ($10 million), higher operating costs associated with our investment in our enterprise resource planning ("ERP") project ($4 million), higher warehousing and distribution costs ($3 million) and higher employee benefit costs ($1 million). We also recorded higher severance costs of $3 million associated with reducing our staffing overhead and administrative costs and increased our allowance for doubtful accounts receivable in response to the weaker economic environment and a higher delinquency rate resulting in incremental accounts receivable write-offs of $8 million.

Included in selling, service and administrative expenses are allocated amounts from Pitney Bowes, reflecting our share of overhead costs related to shared selling, service and administrative expenses. Operating expenses of field sales and service offices are included in selling, service and administrative expenses because no meaningful allocation of these expenses to cost of sales, cost of rentals or cost of support services is practicable. We expect to incur additional expenses associated with becoming a stand-alone public company. See "Imagistics Spin-off from Pitney Bowes."

Earnings Before Interest and Taxes. Earnings before interest and taxes was $31 million, or 5% of total revenue, in 2001 compared with $117 million, or 18% of total revenue, in 2000.

Net interest expense. Interest expense was $10 million and $11 million, respectively, in 2001 and 2000. Prior to the Distribution, we participated in Pitney Bowes' centralized cash management program, which was used to finance our operations. Interest expense for 2000 and the first nine months of 2001 represents an allocation from Pitney Bowes based upon the proportion of our net assets to Pitney Bowes' net assets. The Pitney Bowes' weighted average borrowing rate was approximately 6.87% in 2000 and 6.70% in the first nine months of 2001, respectively. Interest expense for the last three months of 2001, when we no longer participated in the Pitney Bowes centralized cash management program, was $1.3 million and the weighted average interest rate was 6.30%.

Effective tax rate. Our effective tax rate was 40.1% in 2001 and 39.6% in 2000. Prior to the Distribution, our income was included in the Pitney Bowes consolidated income tax returns and our tax expense was calculated as if Imagistics and Pitney Bowes filed separate income tax returns. Our future effective tax rate will depend on our structure and tax strategies as a separate, independent entity and could vary from our historical effective tax rates.

Years ended December 31, 2000 and December 31, 1999

Revenue. In 2000, total revenue of $643 million increased 3% over the prior year total revenue of $626 million, reflecting increased sales and rental revenue partially offset by lower support services revenue.

Equipment and supplies sales revenue of $326 million increased 1% in 2000 from $323 million in 1999 due to an increase in copier equipment sales and copier supplies sales. The increase in copier equipment sales and copier supplies sales is directly related to our expansion into new geographic markets in the U.S., particularly through the acquisition of various small independent dealers for sales and service capabilities in secondary geographic areas. Without these acquisitions, sales revenue would have decreased by 1%. Higher facsimile equipment sales were offset by a decline in facsimile supplies sales, primarily toner. Facsimile supplies sales have decreased, despite unit placement increases, due primarily to lower page volume per machine caused by other new technologies, such as e-mail.

Equipment rental revenue of $228 million increased 8% in 2000 from $211 million in 1999, reflecting a shift in our copier marketing focus toward national accounts, as mentioned above. During 2000, rental revenue derived from our copier product line increased 20% and reflected growth in the overall installed rental population and the impact of increased placements of our high-end digital products. Contribution to rental revenue growth also came from our facsimile product line, where rental revenue increased 3% over the prior year. The growth in the facsimile installed base was driven by placements of high speed and high volume machines geared toward the national account customer. The revenue growth was moderated by industry-wide pricing pressures on both new placements and on contract renewals.

Support services revenue of $89 million decreased 4% in 2000 from $92 million in 1999, reflecting the strategic decision to focus on renting, which includes service, rather than on selling our copier and multifunctional products with associated service contracts.


22                                                                          2001

Cost of sales. Cost of sales was $184 million in 2000 compared with $155 million in 1999 and as a percentage of sales revenue increased to 56.5% in 2000 from 47.8% in 1999. This increase primarily resulted from an increase in our product costs from suppliers located in Japan, reflecting the strengthening of the yen against the dollar in 2000. Cost of sales as a percentage of sales revenue was also unfavorably impacted by lower industry-wide pricing, particularly on copier and multifunctional product sales.

Cost of rentals. Cost of rentals was $89 million in 2000 compared with $74 million in 1999 and as a percentage of rental revenue increased to 38.9% in 2000 from 35.1% in 1999. The increase in 2000 reflects the impact of lower industry-wide pricing on new rental additions and contract renewals and increased costs associated with maintaining the growing installed rental population.

Selling, service and administrative expenses. Selling, service and administrative expenses of $253 million were 39% of total revenue in 2000 compared with $233 million, or 37% of total revenue, in 1999. Selling, service and administrative expenses increased 9% over the prior year reflecting costs associated with geographic expansion of sales and service capabilities and sales force training.

Included in selling, service and administrative expenses are allocated amounts from Pitney Bowes, reflecting our share of overhead costs related to shared selling, service and administrative expenses. Operating expenses of field sales and service offices are included in selling, service and administrative expenses because no meaningful allocation of these expenses to cost of sales, cost of rentals or cost of support services is practicable.

Earnings Before Interest and Taxes. Earnings before interest and taxes was $117 million, or 18% of total revenue, in 2000 compared with $165 million, or 26% of total revenue, in 1999.

Net interest expense. Interest expense allocated by Pitney Bowes to us was $11 million and $9 million, respectively, in 2000 and 1999. The interest expense allocation was based upon the proportion of our net assets to Pitney Bowes' net assets. The Pitney Bowes' weighted average borrowing rate was approximately 7% and 6% in 2000 and 1999, respectively.

Effective tax rate. Our effective tax rate was 39.6% in 2000 and 40.1% in 1999. In 2000 and 1999, our income was included in the Pitney Bowes consolidated income tax returns. Income tax expense was calculated as if Imagistics and Pitney Bowes filed separate income tax returns.

Expansion of Sales and Service Capabilities

During 2001, 2000 and 1999, we acquired certain assets and assumed certain liabilities of 17 independent dealers for sales and service capabilities in secondary geographic areas. These acquisitions, individually or in the aggregate, were not significant to our financial position or results of operations. These acquisitions were accounted for using the purchase method of accounting. The purchase price, including direct costs of the acquisitions, was allocated to acquired assets and assumed liabilities. The excess of the purchase price over the net tangible assets acquired is recorded as goodwill. The operating results of these acquisitions are included in our financial statements from the date of the respective acquisition.

Liquidity and Capital Resources

On November 9, 2001, we entered into a Credit Agreement with a group of lenders (the "Credit Agreement"). The Credit Agreement provides for secured borrowings or the issuance of letters of credit in an aggregate amount not to exceed $225 million and is comprised of a $125 million Revolving Credit Facility and a $100 million Term Loan. The term of the Revolving Credit Facility is five years and the term of the Term Loan is six years. The Term Loan is payable in 20 consecutive equal quarterly installments of $0.3 million due March 31, 2002 through December 31, 2006, three consecutive equal quarterly installments of $23.8 million due March 31, 2007 through September 30, 2007 and a final payment of $23.8 million due at maturity. Our Credit Agreement received a BB+ rating from Standard & Poors and a rating of Ba3 from Moody's Investor Services.

We have pledged substantially all of our assets plus 65% of the stock of our subsidiary as security for our obligations under the Credit Agreement. Available borrowings and letter of credit issuance under the Revolving Credit Facility are determined by a borrowing base consisting of a percentage of our eligible accounts receivable, inventory, rental assets and accrued and advance billings.

The Credit Agreement contains financial covenants that require the maintenance of minimum earnings before interest, taxes, depreciation and amortization and a maximum leverage ratio, as well as other covenants, which, among other things, place limits on dividend payments and capital expenditures. The Credit Agreement allows us to repurchase up to $20 million of our stock and to make acquisitions up to an aggregate consideration of $30 million. At December 31, 2001, we were in compliance with all financial covenants and expect to continue to be in compliance with these covenants.


IMAGISTICS INTERNATIONAL INC.                                                 23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Amounts borrowed under the Revolving Credit Facility bear interest at variable rates based, at our option, on either the LIBOR rate plus a margin of from 2.25% to 3.00%, depending on our leverage ratio, or the Fleet Bank base lending rate plus a margin of from 1.25% to 2.00%, depending on our leverage ratio. Amounts borrowed under the Term Loan bear interest at variable rates based, at our option, on either the LIBOR rate plus a margin of 3.50% or 3.75%, depending on our leverage ratio, or the Fleet Bank base lending rate plus a margin of from 2.00% to 2.75%, depending on our leverage ratio. A commitment fee of from 0.375% to 0.500%, depending on our leverage ratio, on the average daily unused portion of the Revolving Credit Facility is payable quarterly, in arrears.

PBCC is a participant in the Credit Agreement. PBCC provides less than 50 percent of the total commitments under our Credit Agreement and will cease to be a participant in the Credit Agreement no later than one year after the Distribution. At December 31, 2001, PBCC provided substantially all of the Term Loan.

The Credit Agreement requires us to manage our interest rate risk with respect to at least 50% of the aggregate principal amount of the Term Loan for a period of at least 36 months. Accordingly, we entered into two interest rate swap agreements to convert the variable interest rate payable on the Term Loan to a fixed interest rate in order to hedge the exposure to variability in expected future cash flows. At December 31, 2001, we were party to two interest rate swap agreements in notional amounts of $50 million and $30 million that expire in February 2005. These interest rate swap agreements have been designated as cash flow hedges. The counterparties to the interest rate swap agreements are major international financial institutions. We monitor the credit quality of these financial institutions and do not anticipate any losses as a result of counterparty non-performance. Under the terms of the swap agreements, we will receive payments based upon the 90-day LIBOR rate and remit payments based upon a fixed rate. The fixed interest rates are 4.165% and 4.320% for the $50 million and the $30 million swap agreements, respectively. We recorded the $0.3 million fair value of the swap agreements at December 31, 2001 in other assets and included the unrealized gain in other comprehensive income. The interest rate swap agreements were 100% effective in 2001.

Our initial borrowings of $150 million under the Credit Agreement, consisting of $100 million under the Term Loan and $50 million under the Revolving Credit Facility, were used to repay amounts due to Pitney Bowes and to pay a dividend to Pitney Bowes. At December 31, 2001, $117 million of borrowings were outstanding under the Credit Agreement, consisting of $17 million of borrowings under the Revolving Credit Facility and $100 million of borrowings under the Term Loan, and the borrowing base amounted to approximately $226 million. As of February 28, 2002, $104 million of borrowings were outstanding under the Credit Agreement, consisting of $4 million of borrowings under the Revolving Credit Facility and $100 million of borrowings under the Term Loan.

Historically, our cash flow has been positive as a result of our high percentage of recurring revenues, particularly our rental revenues, and we expect our cash flow to remain positive.

Net cash provided by operating activities was $148 million, $138 million and $112 million for the years ended December 31, 2001, 2000 and 1999, respectively. Net income was $13 million, $64 million and $94 million in 2001, 2000 and 1999, respectively. Non-cash charges, consisting of depreciation and amortization, increases in accounts receivable write-offs and increases in the inventory obsolescence provision, increased significantly in 2001 compared with 2000 and 1999. Depreciation and amortization was $83 million, $74 million and $67 million in 2001, 2000 and 1999, respectively. Accounts receivable write-offs were $12 million, $4 million and $2 million in 2001, 2000 and 1999, respectively. The increase in 2001 accounts receivable write-off activity reflects the effects of the weakening economy and the increase in the rate of delinquencies. The provision for inventory obsolescence was $21 million and $3 million in 2001 and 2000, respectively. The increase in the inventory provision in 2001 primarily reflects the market shift from analog to digital copiers. There was no significant provision for inventory obsolescence in 1999. Cash was required to support an increase in accounts receivable of $6 million and $11 million in 2001 and 1999, respectively. In 2000, a decrease in accounts receivable provided $5 million in cash. In 2001, a reduction in inventory levels generated $5 million in cash, while cash was required to support an increase in inventory of $29 million and $23 million in 2000 and 1999, respectively. An increase in accounts payable and accrued liabilities provided cash of $25 million and $15 million in 2001 and 2000, respectively, while a decrease in accounts payable and accrued liabilities in 1999 required $20 million of cash. The increase in the level of accounts payable and accrued liabilities in 2001 reflects the accrual in our accounts of certain expenses, such as payroll and related withholdings, property, sales and income taxes, professional fees and regulatory and compliance expenses, that were previously paid by Pitney Bowes on our behalf, charged to us and included in the due to Pitney Bowes amounts prior to the Distribution. The changes in the level of accounts payable in 2000 and 1999 primarily reflects the timing of payments.

We used $85 million, $95 million and $105 million in investing activities for the years ended December 31, 2001, 2000, and 1999, respectively. Investment in rental equipment


24                                                                          2001
assets totaled $66 million, $80 million and $89 million in 2001, 2000 and 1999, respectively. The comparative decline in rental asset investment in 2001 reflects lower product costs resulting from negotiated product cost reductions as well as a weaker yen. Capital expenditures for property, plant and equipment were $18 million, $4 million, and $3 million for the years ended December 31, 2001, 2000, and 1999, respectively. The increase in capital expenditures for property, plant and equipment in 2001 reflects our initial investments in our ERP system. Other investing activities, primarily the acquisition of independent dealers described above, totaled $1 million, $12 million and $13 million in 2001, 2000 and 1999, respectively.

Cash used in financing activities was $47 million, $44 million and $14 million for the years ended December 31, 2001, 2000 and 1999, respectively. Cash used in financing activities in 2000 and 1999 reflects advances to Pitney Bowes partially offset by increases in amounts due to Pitney Bowes for corporate allocations and other intercompany charges. In 2001, cash used in financing activities reflects advances to Pitney Bowes and the repayment of amounts due to Pitney Bowes for corporate allocations and other intercompany charges as well as borrowings of $100 million under the Term Loan and net borrowings of $17 million under the Revolving Credit Facility.

The ratio of current assets to current liabilities declined to 3.2 to 1 at December 31, 2001 compared with 4.5 to 1 at December 31, 2000 due to decreases in accounts receivable and inventories and an increase in accounts payable and accrued liabilities. At December 31, 2001, our total debt as a percentage of total capitalization was 29%.

We had no material commitments other than supply agreements with vendors that extend only to equipment ordered under purchase orders; there are no long-term purchase requirements. We will continue to make additional investments in facilities, rental equipment, computer equipment and systems and our distribution network as required to support our revenue growth. We anticipate investments in rental equipment assets for new and replacement programs in amounts consistent with prior years. We estimate that we will invest approximately $40 million to $45 million over the next 24 months to enhance our information systems infrastructure.

Our cash flow from operations, together with borrowings under the Credit Agreement, are expected to adequately finance our ordinary operating cash requirements and capital expenditures for the foreseeable future. We expect to fund further expansion and long-term growth primarily with cash flows from operations, borrowings under the Credit Agreement and possible future sales of additional equity or debt securities.

Risk Factors That Could Cause Results to Vary

Risk Factors Relating to Separating Our Company from Pitney Bowes

We have no history operating as an independent entity and may be unable to make the changes necessary to operate effectively as a stand-alone entity or may incur greater costs as a stand-alone entity causing our profitability to decline.

Prior to the Distribution our business was operated as part of Pitney Bowes' broader corporate organization rather than as a stand-alone company. We are in the process of creating our own, or engaging third parties to provide, systems and business functions to replace many of the systems and business functions historically provided by Pitney Bowes. In particular, we need to have our own information technology and enterprise resource planning systems in place in order to operate our business without interruption. We may not be successful in implementing these systems and other business functions or in transitioning our data from Pitney Bowes' systems. If we are unable to effectively implement our own systems and business functions or if these services are more costly than anticipated, our business could be adversely affected.

Pitney Bowes has been and is expected to continue to be a significant customer. In 2001, revenues from Pitney Bowes, exclusive of equipment sales to PBCC for lease to the end user, accounted for approximately 4% of our total revenue. However, no assurance can be given that Pitney Bowes will continue to purchase our products and services.

In connection with the Distribution, Imagistics and Pitney Bowes entered into a non-exclusive intellectual property agreement that allows us to operate under the "Pitney Bowes" brand name for a term of up to two years after the Distribution. However, this agreement may be terminated if we or Pitney Bowes elect to terminate the non-competition obligations contained in the distribution agreement. In 2002, we will begin introducing products under the "Imagistics" brand name and we may be required to expend substantial resources to establish our new brand name. Product recognition is an important part of our overall business strategy and we cannot assure you that customers will maintain the same level of interest in our products when we are no longer associated with Pitney Bowes.


IMAGISTICS INTERNATIONAL INC.                                                 25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Risk Factors Relating to Our Business

The document imaging and management industry is undergoing an evolution in product offerings, moving toward the use of digital and color technology in a multifunctional office environment. Our continued success will depend to a great extent on our ability to respond to this rapidly changing environment by developing new options and document imaging solutions for our customers.

The proliferation of e-mail, multifunctional printers and other technologies in the workplace may lead to a reduction in the use of traditional copiers and fax machines. We cannot anticipate whether other technological advancements will substantially minimize the need for our products in the future.

Many of our rental customers have contract provisions allowing for technology and product upgrades during the terms of their contract. If we have priced these upgrades improperly, this may have an adverse effect on our profitability and future business. If many of our customers exercise their contractual rights to upgrade to digital equipment, we may experience returns of a large number of analog machines and a subsequent loss of book value on these machines.

The document imaging solutions industry is very competitive; we may be unable to compete favorably, causing us to lose sales to our competitors. Our future success depends, in part, on our ability to deliver enhanced products and service packages while also offering competitive price levels.

We rely on outside suppliers to manufacture the products that we distribute, many of whom are located in the Far East. In addition, one manufacturer supplies a significant portion of our new copier equipment. If these manufacturers discontinue their products or are unable to deliver us products in the future or, if political changes, economic disruptions or natural disasters occur where their production facilities are located, we will be forced to identify an alternative supplier for the product. Although we are confident that we can identify alternate sources of supply, we may not be successful in doing so. Even if we are successful, the replacement product may be more expensive or may lack certain features of the discontinued product and we will experience some delay in obtaining the product. These events would cause disruption to our customers. Any of these events could have an adverse effect on our business.

Inflation

Inflation, although moderate in recent years, continues to affect worldwide economies and the ways companies operate. It increases labor costs and operating expenses, and raises costs associated with replacement of fixed assets such as rental equipment. In addition to inflation pressures, industry-wide pricing pressures have negatively impacted our profit margins. Despite these growing costs and industry-wide pricing pressures, we have generally been able to partially offset declining profit margins through productivity and efficiency improvements and control of operating expense levels.

Foreign Currency

Much of our international business is transacted in local currency. Approximately 68% and 77% of our total product purchases, based on costs, were denominated in yen in 2001 and 2000, respectively. Our margins were positively impacted in 2001 and 1999 as the weak Japanese yen resulted in lower product costs on yen-denominated purchases from our Japanese vendors. Our margins were negatively impacted in 2000 because the strong Japanese yen resulted in higher product costs on yen-denominated purchases from our Japanese vendors. In 2001, the value of the yen declined approximately 12% against the U. S. dollar, while in 2000, the value of the yen increased approximately 5% against the U. S. dollar. We do not currently utilize any form of derivative financial instruments to manage our exchange rate risk. We manage our foreign exchange risk by attempting to pass through to our customers any cost increases related to foreign currency exchange. However, no assurance can be given that we will be successful in passing cost increases through to our customers in the future.

Legal Matters

In connection with the Distribution, we agreed to assume all liabilities associated with our business, and to indemnify Pitney Bowes for all claims relating to our business. In the course of normal business, Pitney Bowes had been party to occasional lawsuits relating to our business. These may involve litigation by or against Pitney Bowes or Imagistics relating to, among other things, contractual rights under vendor, insurance or other contracts, intellectual property or patent rights, equipment, service or payment disputes with customers and disputes with employees.

In connection with the Distribution, liabilities were transferred to us for matters where Pitney Bowes was a plaintiff or a defendant in lawsuits, relating to our business or products. We have not recorded liabilities for loss contingencies since the ultimate resolutions of the legal matters cannot be determined and a minimum cost or amount of loss cannot be reasonably estimated. In our opinion, none of these proceedings, individually or in the aggregate, should have a material adverse effect on our consolidated financial position, results of operations or cash flows.


26                                                                          2001

Environmental Matters

We are subject to Federal, state and local laws intended to protect the environment. We believe that, as a general matter, our policies, practices and procedures are properly designed to reasonably prevent the risk of environmental damage and financial liability to the Company.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead will be reviewed for impairment with any resulting impairment charged to results of operations only in the periods in which the recorded value of goodwill and intangibles is more than the fair value. On January 1, 2002, we adopted SFAS 141, which did not have a material impact on our consolidated financial position, results of operations or cash flows. Effective January 1, 2002, we also adopted SFAS 142 and implemented certain provisions, specifically the discontinuation of goodwill amortization, and will be adopting the remaining provisions by the end of fiscal 2002. We are currently evaluating the remaining provisions of SFAS 142 to determine the effect, if any, they may have on our financial position, results of operations and cash flows.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the recognition of an asset retirement obligation when an entity incurs a legal obligation associated with the retirement of a tangible long-lived asset and the amount of the liability can be reasonably estimated. We will adopt SFAS No. 143 on January 1, 2003. We are currently assessing the effect, if any, SFAS No. 143 may have on our financial position, results of operations and cash flows.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of" and establishes accounting and reporting standards for long-lived assets, excluding goodwill, to be used, held for sale or disposed of other than by sale. SFAS No. 144 requires an entity to recognize an impairment loss in an amount equal to the difference between the carrying amount of the long-lived asset and its fair value if the carrying amount of the asset is not recoverable from undiscounted cash flows. We adopted SFAS No. 144 effective January 1, 2002. The adoption of this accounting standard did not have a material impact on our consolidated financial position, results of operations, or cash flows.


IMAGISTICS INTERNATIONAL INC.                                                 27

REPORT OF MANAGEMENT AND INDEPENDENT ACCOUNTANTS

Report of Management

Management is responsible for preparing the Company's consolidated financial statements and the other information contained in this annual report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Management is responsible for the integrity and objectivity of the consolidated financial statements, including the estimates and judgments made in the preparation of the consolidated financial statements. Management believes that these estimates and judgments are reasonable under current circumstances.

The Company maintains a system of accounting policies, practices and internal controls designed to provide reasonable assurance, at appropriate cost, that transactions are executed in accordance with management's authorization and are properly recorded and reported in the consolidated financial statements, and that the Company's assets are adequately safeguarded. Management believes that the Company's systems of accounting and internal controls are reliable.

The Board of Directors has an Audit Committee comprised entirely of qualified individuals who are not employees of the Company. The Audit Committee recommends the selection of the independent accountants who are then appointed by the Board of Directors and ratified by the stockholders. The independent accountants are engaged to perform an audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. The Audit Committee meets regularly with management and the independent accountants to review accounting, internal control, and auditing and financial reporting matters.

/s/ Marc C. Breslawsky
Marc C. Breslawsky
Chairman and Chief Executive Officer

/s/ Joseph D. Skrzypczak
Joseph D. Skrzypczak
Chief Financial Officer

To the Stockholders and Board of Directors of Imagistics International Inc.

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, of changes in stockholders' equity and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of Imagistics International Inc. and its subsidiary (the "Company," formerly known as Pitney Bowes Office Systems, Inc.) at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for inventory in 2001.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Stamford, Connecticut
February 4, 2002


28                                                                          2001

                                           CONSOLIDATED STATEMENTS OF OPERATIONS

Consolidated Statements of Operations

(Amounts in thousands, except per share amounts)

                                                              Years ended December 31,

                                                          2001           2000           1999

Revenue:
   Sales                                              $310,258       $326,046       $322,947

   Rentals                                             233,180        227,790        211,353

   Support services                                     82,638         88,922         92,177
-----------------------------------------------------------------------------------------------
Total revenue                                          626,076        642,758        626,477

   Cost of sales                                       197,300        184,265        154,529

   Cost of rentals                                      92,191         88,506         74,245

   Selling, service and administrative expenses        305,799        252,799        232,627
-----------------------------------------------------------------------------------------------
Earnings before interest and taxes                      30,786        117,188        165,076

   Interest expense                                      9,825         11,281          8,646
-----------------------------------------------------------------------------------------------
Income before income taxes                              20,961        105,907        156,430

   Provision for income taxes                            8,402         41,903         62,728
-----------------------------------------------------------------------------------------------
Net income                                            $ 12,559       $ 64,004       $ 93,702
-----------------------------------------------------------------------------------------------

Earnings per share:

   Basic                                              $   0.65       $   3.29       $   4.81
-----------------------------------------------------------------------------------------------
   Diluted                                            $   0.65       $   3.29       $   4.81

Shares used in computing earnings per share
-----------------------------------------------------------------------------------------------
   Basic                                                19,463         19,463         19,463
-----------------------------------------------------------------------------------------------
   Diluted                                              19,480         19,479         19,479
-----------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements


IMAGISTICS INTERNATIONAL INC.                                                 29

CONSOLIDATED BALANCE SHEETS


Consolidated Balance Sheets

(Dollars in thousands)

                                                                                 December 31,

                                                                             2001            2000

Assets

Current assets:

   Cash                                                                  $ 18,844        $  3,100

   Accounts receivable, less allowances of $6,188 and $2,992 at
     December 31, 2001 and 2000, respectively                             131,057         136,993

   Inventories                                                            135,157         161,187

   Current deferred taxes on income                                        14,825          14,250

   Other current assets and prepaid expenses                                3,975           1,790
---------------------------------------------------------------------------------------------------
     Total current assets                                                 303,858         317,320

Property, plant and equipment, net                                         30,814          15,614

Rental equipment, net                                                     113,924         126,002

Goodwill, net of amortization of $4,855 and $3,428 at
   December 31, 2001 and 2000, respectively                                52,600          53,053

Other assets                                                                7,632           2,263
---------------------------------------------------------------------------------------------------
     Total assets                                                        $508,828        $514,252
---------------------------------------------------------------------------------------------------
Liabilities and Equity

Current liabilities:

   Current portion of long-term debt                                     $  1,000        $     --

   Accounts payable and accrued liabilities                                65,922          40,977

   Due to Pitney Bowes                                                         --         122,182

   Advance billings                                                        29,376          29,780
---------------------------------------------------------------------------------------------------
     Total current liabilities                                             96,298         192,939

Long-term debt                                                            116,000              --

Deferred taxes on income                                                    9,161           5,370

Other liabilities                                                           1,930           5,915
---------------------------------------------------------------------------------------------------
     Total liabilities                                                    223,389         204,224

Commitments and contingencies                                                  --              --

Stockholders' Equity:

   Preferred stock ($1.00 par value; 10,000,000 shares authorized,
     none outstanding at December 31, 2001)                                    --              --

   Common stock ($0.01 par value, 150,000,000 shares authorized,
     19,463,007 shares outstanding at December 31, 2001)                      195              --

   Additional paid in capital                                             289,517              --

   Accumulated deficit                                                     (1,921)             --

   Owner's net investment                                                      --         312,751

   Accumulated other comprehensive income (loss)                           (2,352)         (2,723)
---------------------------------------------------------------------------------------------------
     Total stockholders' equity                                           285,439         310,028
---------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                          $508,828        $514,252
---------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements


30                                                                          2001

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND
COMPREHENSIVE INCOME


Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income

(Dollars in thousands)

                                                                                                                   Accumulated
                                                                                                                      other
                                                             Additional                            Comprehensive  comprehensive
                                            Common stock       paid in    Accumulated  Owner's net    income         income
                                          Shares   Par value   capital      deficit    investment     (loss)         (loss)
Balance at January 1, 1999                                                              $ 254,769                   $   306


Net income                                                                                 93,702     $ 93,702

Net advances to Pitney Bowes                                                              (49,438)

Translation adjustment                                                                                    (365)        (365)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                                              299,033     $ 93,337          (59)
-----------------------------------------------------------------------------------------------------------------------------


Net income                                                                                 64,004     $ 64,004

Net advances to Pitney Bowes                                                              (50,286)

Translation adjustment                                                                                  (2,664)      (2,664)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                                                              312,751     $ 61,340       (2,723)
-----------------------------------------------------------------------------------------------------------------------------


Net income                                                                  $(1,921)      14,480      $ 12,559

Net advances to Pitney Bowes                                                              (37,519)

Translation adjustment                                                                                      70           70

Unrealized gain on cash flow hedges                                                                        301          301

Recapitalization upon Distribution      19,463,007   $ 195    $289,517                   (289,712)
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001            19,463,007   $ 195    $289,517     $(1,921)     $      --     $ 12,930      $(2,352)
-----------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements


IMAGISTICS INTERNATIONAL INC.                                                 31

CONSOLIDATED STATEMENTS OF CASH FLOWS

Consolidated Statements of Cash Flows

(Dollars in thousands)

                                                                                           Years ended December 31,

                                                                                    2001            2000             1999
Cash flows from operating activities:

   Net income                                                                  $  12,559        $ 64,004        $  93,702

   Adjustments to reconcile net income to net cash provided by operating activities:

     Depreciation and amortization                                                82,725          73,755           67,219

     Accounts receivable write-offs                                               12,089           3,801            1,673

     Provision for inventory obsolescence                                         20,956           3,384               --

     Deferred taxes on income                                                      3,216            (130)           4,689

     Change in assets and liabilities, net of acquisitions:

       Accounts receivable                                                        (6,153)          4,530          (11,329)

       Inventories                                                                 5,074         (29,387)         (22,822)

       Other current assets and prepaid expenses                                  (2,186)          4,622            2,567

       Accounts payable and accrued liabilities                                   24,946          15,143          (20,459)

       Advance billings                                                             (404)            (88)             (26)

     Other, net                                                                   (5,009)         (1,845)          (2,753)
---------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                                 147,813         137,789          112,461

Cash flows from investing activities:

   Expenditures for fixed assets                                                 (84,347)        (83,615)         (91,705)

   Other investing activities                                                       (676)        (11,657)         (13,202)
---------------------------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                                     (85,023)        (95,272)        (104,907)

Cash flows from financing activities:

   Due to Pitney Bowes                                                          (122,182)          6,716           35,841

   Advances to Pitney Bowes                                                      (37,519)        (50,286)         (49,438)

   Borrowings under Term Loan                                                    100,000              --               --

   Net borrowings under Revolving Credit Facility                                 17,000              --               --

   Payments of financing fees                                                     (4,345)             --               --
---------------------------------------------------------------------------------------------------------------------------
       Net cash used in financing activities                                     (47,046)        (43,570)         (13,597)
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                                       15,744          (1,053)          (6,043)

Cash at beginning of period                                                        3,100           4,153           10,196
---------------------------------------------------------------------------------------------------------------------------
Cash at end of period                                                          $  18,844        $  3,100        $   4,153
---------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements


32                                                                          2001

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except as otherwise indicated)

Note 1

BACKGROUND AND BASIS OF PRESENTATION

Background

On December 11, 2000, the board of directors of Pitney Bowes Inc. ("Pitney Bowes") initiated a plan to spin off substantially all of its office systems businesses to its stockholders as an independent publicly traded company. On December 3, 2001, Imagistics International Inc. (the "Company" or "Imagistics") was spun off from Pitney Bowes pursuant to a contribution by Pitney Bowes of substantially all of its office systems businesses to the Company and a distribution of the stock of the Company to stockholders of Pitney Bowes based on a distribution ratio of 1 share of Imagistics stock for every 12.5 shares of Pitney Bowes stock held at the close of business on November 19, 2001 (the "Distribution"). Imagistics is a large direct sales, service and marketing organization offering document imaging solutions, including copiers, facsimile machines and multifunctional products, primarily to large corporate and government customers, as well as to mid-size and regional businesses. In addition, the Company offers specialized document imaging options including digital, analog, color and/or networked products and systems.

The Company was incorporated in Delaware on February 28, 2001 as Pitney Bowes Office Systems, Inc., a wholly owned subsidiary of Pitney Bowes. On that date, 100 shares of the Company's common stock, par value $.01 per share, were authorized, issued and outstanding. On October 12, 2001, the Company changed its name to Imagistics International Inc. At the Distribution, the Company's authorized capital stock consisted of 10,000,000 shares of preferred stock, par value $1.00 per share and 150,000,000 shares of common stock, par value $.01 per share. The Company issued 19,463,007 shares of common stock in connection with the Distribution described above.

Pitney Bowes has received a tax ruling from the Internal Revenue Service stating that, subject to certain representations, the Distribution qualifies as tax-free to Pitney Bowes and its stockholders for United States federal income tax purposes.

Basis of presentation

The consolidated financial statements include certain historical assets, liabilities and related operations of the United States and United Kingdom office systems businesses, which were contributed to the Company from Pitney Bowes prior to the Distribution. Accordingly, the consolidated financial statements prior to December 3, 2001 were derived from the financial statements and accounting records of Pitney Bowes using the historical results of operations and historical basis of assets and liabilities of the United States and United Kingdom office systems businesses. Prior to the formation of the Company, the office systems business was operated as a division of Pitney Bowes, and, as such, Pitney Bowes' investment in the Company is shown in lieu of stockholders' equity in the consolidated financial statements for 1999 and 2000. The Company began accumulating retained earnings on December 3, 2001, the date of the Distribution. Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements included herein may not necessarily reflect the Company's financial position, results of operations and cash flows in the future or what its financial position, results of operations and cash flows would have been had the Company operated as a stand-alone entity during those periods.

The consolidated financial statements of the Company for the period through the Distribution and for 1999 and 2000 include allocations of certain Pitney Bowes' corporate expenses. Corporate expense allocations have been primarily charged based on the ratio of the Company's costs and expenses to Pitney Bowes' costs and expenses. The Company's allocated expenses primarily include administrative expenses such as accounting services, real estate costs, customer service support in remote geographic areas and information technology and amounted to $24.8 million for the period from January 1, 2001 through the Distribution and $26.3 million and $25.3 million in 2000 and 1999, respectively. The Company's management believes the amounts of these services were a reasonable representation of the services performed for or benefits received by the Company.

Prior to the Distribution, the Company participated in Pitney Bowes' centralized cash management program, which was used to finance the Company's operations. Cash deposits from the Company were transferred to Pitney Bowes on a regular basis and were netted against the due to Pitney Bowes account. As a result, none of Pitney Bowes' cash, cash equivalents or debt at the corporate level had been allocated to the Company in the consolidated financial statements for periods prior to the Distribution. Cash in the consolidated financial statements during these periods


IMAGISTICS INTERNATIONAL INC.                                                 33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

represents amounts held locally by the Company's operations in remote geographic areas and funds unavailable for transfer to Pitney Bowes.

The Company's consolidated financial statements for the period through the Distribution and for 2000 and 1999 include interest expense allocated to the Company based on a relationship between the Company's net assets and Pitney Bowes' net assets. Interest expense allocated from Pitney Bowes totaled $8.5 million for the period from January 1, 2001 through the Distribution and $11.3 million and $8.5 million in 2000 and 1999, respectively. The weighted average interest rate was 6.70% for the period from January 1, 2001 through the Distribution and 6.87% and 5.83% in 2000 and 1999, respectively. The Company believes these are reasonable estimates of the cost of financing the Company's assets and operations in the past. However, the net asset balances used to calculate interest expense and the interest rates associated with obligations to Pitney Bowes are not necessarily representative of the levels the Company will experience as a stand-alone entity.

Note 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the United States and United Kingdom operations of the Company. All significant transactions between the United States and the United Kingdom have been eliminated. Transactions between the Company and Pitney Bowes are included in these consolidated financial statements and not eliminated.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include assessing the allocation of costs from Pitney Bowes, the collectibility of accounts receivable, the use and recoverability of inventory, the useful lives of tangible and intangible assets and the realization of deferred taxes, among others. The markets for the Company's products are characterized by intense competition, rapid technological development and pricing pressures, all of which could affect the future realizability of the Company's assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Actual results could differ from those estimates.

Revenue recognition

Sales revenue is recognized when contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. Rental revenue is invoiced in advance, generally quarterly. The billed revenue is deferred and recognized as earned revenue over the billed period. Rental terms generally range from one to three years. The deferred revenue is included in advance billings in the consolidated balance sheets. Support services revenue is recognized over the term of the service contract.

Cash and cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Costs and expenses

Operating expenses of field sales and service offices are included in selling, service and administrative expenses because no meaningful allocation of such expenses to cost of sales, cost of rentals or cost of support services is practicable.

Inventory valuation

Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out ("FIFO") method for inventory valuation. Provisions, when required, are made to reduce excess and obsolete inventories to the estimated net realizable values. As further described in Note 3, the Company changed its method of accounting for the cost of inventory from the last-in, first-out ("LIFO") method to the FIFO method in 2001.


34                                                                          2001

Fixed assets and depreciation

Property, plant and equipment are stated at cost and depreciated principally using the straight-line method over appropriate periods: machinery and equipment principally three to 15 years and buildings at 50 years. Major improvements that add to productive capacity or extend the life of an asset are capitalized while repairs and maintenance are charged to expense as incurred. Rental equipment is depreciated on the straight-line method over appropriate periods, principally three to five years.

Capitalized computer software costs

The Company capitalizes certain costs of internally developed software. Capitalized costs include purchased materials and services and payroll and payroll-related costs. Costs for general and administrative, overhead, maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred. The cost of internally developed software is amortized on a straight-line basis over appropriate periods, principally three to seven years. The unamortized balance of internally developed software is included in fixed assets in the consolidated balance sheets.

Goodwill

Goodwill represents the excess of cost over the value of net tangible assets acquired in business combinations and is amortized using the straight-line method over 40 years. Goodwill amortization expense was $1.4 million, $1.3 million and $1.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Impairment of long-lived assets

The carrying value of long-lived assets, including property and equipment, rental equipment, capitalized computer software costs and goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. If such a change in circumstances occurs, the related estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are compared to the carrying amount. If the sum of the expected cash flows is less than the carrying amount, the Company records an impairment loss. The impairment loss is measured as the amount by which the carrying amount exceeds the fair value of the asset. There was no impairment of long-lived assets recorded for the years ended December 31, 2001, 2000 and 1999.

Income taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the estimated future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the periods the temporary differences are expected to be settled. A valuation allowance is established, as needed, to reduce net deferred tax assets to realizable value. Prior to the Distribution, the Company's operations were included in Pitney Bowes' consolidated income tax returns and income taxes were calculated as if the Company filed separate income tax returns.

Research and development

Research and development costs, which are expensed as incurred, consist mainly of salaries and consulting expenditures relating to customized software applications for document imaging products. Research and development costs, which are included in selling, service and administrative expenses in the consolidated statements of operations, were approximately $0.4 million in each of the years ended December 31, 2001, 2000 and 1999.

Foreign exchange

Assets and liabilities of the Company's United Kingdom operations are translated at rates in effect at the end of the period, and revenues and expenses are translated at average rates during the period. Deferred translation gains and losses are included in accumulated other comprehensive income (loss) in stockholders' equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency) are included in the consolidated statements of operations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Financial instruments

The Company places temporary cash in overnight investments with one major international financial institution.

The Company uses interest rate swap agreements to manage and reduce risk related to interest payments on its debt instruments. The Company recognizes all derivative


IMAGISTICS INTERNATIONAL INC.                                                 35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

financial instruments as assets and liabilities and measures them at fair value. All derivative financial instruments are designated and qualify as cash flow hedges and, accordingly, the effective portions of changes in fair value of the derivative are recorded in other comprehensive income and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized currently in earnings.

The Company monitors the creditworthiness of its financial institutions, including depositories and counterparties to interest rate swap agreements, on a periodic basis.

Comprehensive income

Comprehensive income (loss) is recorded directly to a separate section of stockholders' equity and includes unrealized gains and losses excluded from the consolidated statements of operations. These unrealized gains and losses consist of foreign currency translation adjustments and unrealized gains on cash flow hedges.

Recent accounting pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment with any resulting impairment charged to results of operations only in the periods in which the recorded value of goodwill and intangibles is more than the fair value. On January 1, 2002, the Company adopted SFAS 141, which did not have a material impact on the Company's results of operations, financial position or cash flows. Effective January 1, 2002, the Company also adopted SFAS 142 and implemented certain provisions, specifically the discontinuation of goodwill amortization, and will be adopting the remaining provisions by the end of fiscal 2002. The Company is currently evaluating the remaining provisions of SFAS 142 to determine the effect, if any, they may have on the consolidated financial position, results of operations and cash flows.

Note 3

SUPPLEMENTAL INFORMATION

Inventories

On December 31, 2001, the Company changed its method of accounting for the cost of inventory from the LIFO method to the FIFO method. The Company believes the FIFO method is preferable because it results in a more appropriate inventory valuation in an environment of declining costs, it provides more meaningful financial information to management and stockholders by better matching current costs with current revenues and it facilitates comparison with the Company's competitors who primarily use the FIFO or average cost methods. In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes", this change in accounting method has been applied retroactively by restating the financial statements for prior years. The effect of the change was to (decrease) increase net income by $(1.6) million, $1.2 million and $ 1.8 million and earnings per share by $(0.07), $0.06 and $0.09 in 2001, 2000 and 1999, respectively.

Inventories consist of the following:

                                        December 31,

                                     2001           2000
Supplies and service parts       $ 58,580       $ 79,751

Finished products                  76,577         81,436
----------------------------------------------------------
Total inventories                $135,157       $161,187
----------------------------------------------------------


36                                                                          2001

Fixed assets

                                                  December 31,

                                               2001             2000
Land                                      $   1,356        $   1,356

Buildings and leasehold
improvements                                  9,515            5,918

Machinery and equipment                      39,854           25,039
----------------------------------------------------------------------
Property, plant and
equipment, gross                             50,725           32,313

Accumulated depreciation                    (19,911)         (16,699)
----------------------------------------------------------------------
Property, plant and equipment, net        $  30,814        $  15,614
----------------------------------------------------------------------


Rental equipment, gross                   $ 378,391        $ 362,855

Accumulated depreciation                   (264,467)        (236,853)
----------------------------------------------------------------------
Rental equipment, net                     $ 113,924        $ 126,002

Depreciation expense was $81.3 million, $72.4 million and $66.1 million for the year ended December 31, 2001, 2000 and 1999, respectively.

Current liabilities

Accounts payable and accrued liabilities consist of the following:

                                             December 31,

                                           2001          2000
Accounts payable                        $22,679       $14,211

Accrued salaries, wages
and commissions                           6,447         9,142

Other non-income taxes payable            7,566            --

Miscellaneous accrued liabilities        29,230        17,624
---------------------------------------------------------------
Accounts payable and
accrued liabilities                     $65,922       $40,977
---------------------------------------------------------------

Cash flow information

Cash paid for income taxes was $9.0 million and cash paid for interest was $9.8 million for the year ended December 31, 2001.

Note 4

BUSINESS SEGMENT INFORMATION

Geographic information

The Company operates in two reportable segments based on geographic area: the United States and the United Kingdom. Revenues are attributed to geographic regions based on where the revenues are derived. Identifiable long-lived assets in the United States at December 31, 2001 and 2000 include goodwill of $52.6 million and $53.1 million, respectively.

                                            Years ended December 31,

                                      2001            2000           1999
Revenues:

   United States:

     Sales                        $298,494        $313,750       $307,707

     Rentals                       226,203         219,469        203,197

     Support services               81,014          87,495         89,207
---------------------------------------------------------------------------
       Total United States
         revenues                  605,711         620,714        600,111
---------------------------------------------------------------------------
   United Kingdom:

     Sales                          11,764          12,296         15,240

     Rentals                         6,977           8,321          8,156

     Support services                1,624           1,427          2,970
---------------------------------------------------------------------------
       Total United Kingdom
         revenues                   20,365          22,044         26,366
---------------------------------------------------------------------------
   Total revenues                 $626,076        $642,758       $626,477
---------------------------------------------------------------------------


Income before income taxes:

   United States                  $ 22,740        $100,810       $147,918

   United Kingdom                   (1,779)          5,097          8,512
---------------------------------------------------------------------------
   Total income before
   income taxes                   $ 20,961        $105,907       $156,430
---------------------------------------------------------------------------


IMAGISTICS INTERNATIONAL INC.                                                 37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenues from external customers were approximately $503.2 million, $531.2 million and $515.6 million during the years ended December 31, 2001, 2000 and 1999, respectively. Revenues from Pitney Bowes, substantially all of which are generated in the United States segment, were approximately $122.9 million, $111.6 million and $110.9 million during the years ended December 31, 2001, 2000 and 1999, respectively. Of the revenues from Pitney Bowes, $96.8 million, $90.1 million and $89.4 million of equipment was sold to Pitney Bowes Credit Corporation ("PBCC") for lease to the end user and $26.1 million, $21.5 million and $21.5 million of equipment, supplies and services were sold to other Pitney Bowes subsidiaries during the years ended December 31, 2001, 2000 and 1999, respectively. For these periods, PBCC was the Company's primary lease vendor and the Company expects PBCC to continue as the Company's primary lease vendor in the future. However, if PBCC were to cease being the Company's primary lease vendor, the Company is confident that it could obtain a replacement primary lease vendor with substantially the same lease terms as PBCC. No other single customer or controlled group represents 10% or more of the Company's revenues.

                                                     December 31,

                                                  2001           2000
Identifiable long-lived assets

   United States                              $199,837       $191,723

   United Kingdom                                5,133          5,209
-----------------------------------------------------------------------
   Total identifiable long-lived assets       $204,970       $196,932
-----------------------------------------------------------------------


Total assets

   United States                              $488,861       $494,638

   United Kingdom                               19,967         19,614
-----------------------------------------------------------------------
   Total assets                               $508,828       $514,252
-----------------------------------------------------------------------

Concentrations

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers and relatively small account balances within the majority of the Company's customer base, and their dispersion across different businesses. The Company periodically evaluates the financial strength of its customers and believes that its credit risk exposure is limited.

Most of the Company's product purchases are from overseas vendors and transacted in local currency. In 2001 and 2000, approximately 68% and 77%, respectively, of the Company's total product purchases, based on costs, were from a limited number of Japanese suppliers and denominated in yen. Although the Company currently sources products from a number of manufacturers throughout the world, a significant portion of new copier equipment is currently obtained from one supplier. If this supplier were unable to deliver products for a significant period of time, the Company would be required to find replacement products from an alternative supplier or suppliers, which may not be available on a timely or cost-effective basis. The Company's operating results could be adversely affected if its significant supplier is unable to deliver sufficient product.


38                                                                          2001

Note 5

PROVISIONS FOR INCOME TAXES

The following table presents the U.S. and foreign components of net income
(loss) before taxes and the provision (benefit) for income taxes:

                                            Years ended December 31,

                                    2001            2000            1999
Income (loss) before
   income taxes

   U. S.                         $22,740        $100,810        $147,918

   Outside the U. S.              (1,779)          5,097           8,512
--------------------------------------------------------------------------
     Total income before
       income taxes              $20,961        $105,907        $156,430
--------------------------------------------------------------------------

Provision (benefit) for
   income taxes

   U. S. federal

     Current                     $ 3,941        $ 32,646        $ 44,333

     Deferred                      3,542             (79)          3,734
--------------------------------------------------------------------------
       Total U. S. federal         7,483          32,567          48,067


   U. S. state and local

     Current                         600           7,818          11,062

     Deferred                        879             (51)            955
--------------------------------------------------------------------------
       Total U. S. state
         and local                 1,479           7,767          12,017


   Outside the U. S

     Current                         645           1,569           2,644

     Deferred                     (1,205)             --              --
--------------------------------------------------------------------------
       Total outside
         the U. S                   (560)          1,569           2,644


   Total current                   5,186          42,033          58,039

   Total deferred                  3,216            (130)          4,689
--------------------------------------------------------------------------
     Total provision for
       income taxes              $ 8,402        $ 41,903        $ 62,728
--------------------------------------------------------------------------

For the period January 1, 2001 through December 2, 2001, the Company will be included as a member of the consolidated group in the federal income tax return of its former parent, Pitney Bowes. Payment for taxes due or receivable between the Company and Pitney Bowes for this time period will be made in accordance with the tax separation agreement that is described in Note 13.

A reconciliation of the U.S. federal statutory rate to the Company's effective tax rate is as follows:

                                         Year ended December 31,

                                     2001        2000         1999
U. S. federal statutory rate         35.0%       35.0%        35.0%

State and local income taxes          4.6%        4.8%         5.0%

Other, net                            0.5%       (0.2%)        0.1%
---------------------------------------------------------------------
Effective income tax rate            40.1%       39.6%        40.1%
---------------------------------------------------------------------

The components of deferred tax assets and liabilities as of December 31, 2001 and 2000 are as follows:

                                            December 31,

                                           2001          2000
Deferred tax assets:

   Inventory                            $ 9,491       $11,500

   State and local property taxes         1,345         1,160

   Accounts receivable                    2,221           415

   Employee benefits                        391         1,002

   Other                                  1,656           228
---------------------------------------------------------------
     Deferred tax assets                 15,104        14,305

Deferred tax liabilities:

   Fixed assets                           7,357         3,781

   Goodwill                               2,083         1,316

   Other                                     --           328
---------------------------------------------------------------
     Deferred tax liabilities             9,440         5,428
---------------------------------------------------------------
Net deferred tax asset                  $ 5,664       $ 8,880
---------------------------------------------------------------

For periods prior to the Distribution, deferred taxes associated with the temporary differences between financial statement amounts and tax amounts were included in the due to Pitney Bowes intercompany account. Effective with the Distribution, the Company reclassified these amounts from the due to Pitney Bowes intercompany account to the appropriate deferred tax accounts.


IMAGISTICS INTERNATIONAL INC.                                                 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets and liabilities are reflected on the Company's consolidated balance sheet as follows:

                                              December 31,

                                            2001          2000
Current deferred tax assets:             $14,825       $14,250

Non-current deferred tax liability         9,161         5,370
----------------------------------------------------------------
Net deferred tax asset                   $ 5,664       $ 8,880
----------------------------------------------------------------

Note 6

EARNINGS PER SHARE CALCULATION

Basic earnings per share was calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year. Since the Distribution was not effective until December 3, 2001, the weighted average number of common shares outstanding for periods prior to the Distribution was assumed to be the number of shares issued in the Distribution. The earnings per share calculations presented for 2000 and 1999 are for comparative purposes only as common shares were not issued until December 2001.

A reconciliation of the basic and diluted earnings per share computation is as follows:

(shares in thousands)                         Years ended December 31,

                                          2001          2000          1999
Net income available to
   common stockholders                 $12,559       $64,004       $93,702
--------------------------------------------------------------------------
Weighted average common
   shares for basic earnings
   per share                            19,463        19,463        19,463

Dilutive effect of
   restricted stock                          1            --            --

Dilutive effect of stock options            16            16            16
--------------------------------------------------------------------------
Weighted average common
   shares and equivalents for
   diluted earnings per share           19,480        19,479        19,479
--------------------------------------------------------------------------
Basic earnings per share               $  0.65       $  3.29       $  4.81

Diluted earnings per share             $  0.65       $  3.29       $  4.81

Note 7

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash, cash equivalents, accounts receivable and accounts payable

The carrying amounts approximate fair value because of the short maturity of these instruments.

Long-term debt

The carrying amounts approximate fair value because of the floating interest rate of the instrument.

Interest rate swap agreements

The fair values of interest rate swaps are obtained from dealer quotes. These values represent the estimated amount the company would receive or pay to terminate agreements taking into consideration current interest rates, and the creditworthiness of the counterparties.

Note 8

LONG-TERM DEBT

The Company's long-term debt consists of the following at December 31, 2001:

Revolving Credit Facility                 $ 17,000

Term Loan                                  100,000
----------------------------------------------------
Total debt                                 117,000

Less: Current maturities                     1,000
----------------------------------------------------
Total long-term debt                      $116,000
----------------------------------------------------

On November 9, 2001, the Company entered into a Credit Agreement with a group of lenders (the "Credit Agreement"). The Credit Agreement provides for secured borrowings or the issuance of letters of credit in an aggregate amount not to exceed $225 million and is comprised of a $125 million


40                                                                          2001

Revolving Credit Facility and a $100 million Term Loan. The term of the Revolving Credit Facility is five years and the term of the Term Loan is six years. The Term Loan is payable in 20 consecutive equal quarterly installments of $0.3 million due March 31, 2002 through December 31, 2006, three consecutive equal quarterly installments of $23.8 million due March 31, 2007 through September 30, 2007 and a final payment of $23.8 million due at maturity. The Company's Credit Agreement received a rating of Ba3 from Moody's Investor Services and a BB+ rating from Standard & Poors.

The obligations under the Credit Agreement are secured by a blanket first perfected security interest in substantially all of the Company's assets plus the pledge of 65% of the stock of the Company's subsidiary. Available borrowings and letter of credit issuance under the Revolving Credit Facility are determined by a borrowing base consisting of the Company's eligible accounts receivable, inventory, rental assets and accrued and advance billings, as adjusted by an advance rate.

The Credit Agreement contains financial covenants that require the maintenance of minimum earnings before interest, taxes, depreciation and amortization and a maximum leverage ratio, as well as other covenants, which, among other things, place limits on dividend payments and capital expenditures. The Credit Agreement allows the Company to repurchase up to $20 million of the Company's stock and to make acquisitions up to an aggregate consideration of $30 million. At December 31, 2001, the Company was in compliance with all financial covenants.

Amounts borrowed under the Revolving Credit Facility bear interest at variable rates based, at the Company's option, on either the LIBOR rate plus a margin of from 2.25% to 3.00% depending on the Company's leverage ratio, or the Fleet Bank base lending rate plus a margin of from 1.25% to 2.00%, depending on the Company's leverage ratio. Amounts borrowed under the Term Loan bear interest at variable rates based, at the Company's option, on either the LIBOR rate plus a margin of 3.50% or 3.75%, depending on the Company's leverage ratio, or the Fleet Bank base lending rate plus a margin of from 2.00% to 2.75%, depending on the Company's leverage ratio. A commitment fee of from 0.375% to 0.500%, depending on the Company's leverage ratio, on the average daily unused portion of the Revolving Credit Facility is payable quarterly, in arrears.

PBCC is a participant in the Credit Agreement. PBCC provides less than 50 percent of the total commitments under the Company's Credit Agreement and will cease to be a participant in the Credit Agreement no later than one year after the Distribution Date. At December 31, 2001, PBCC provided substantially all of the Term Loan.

The Credit Agreement requires the Company to manage its interest rate risk with respect to at least 50% of the aggregate principal amount of the Term Loan for a period of at least 36 months. Accordingly, the Company entered into two interest rate swap agreements to convert the variable interest rate payable on the Term Loan to a fixed interest rate in order to hedge the exposure to variability in expected future cash flows. At December 31, 2001, the Company was party to two interest rate swap agreements in notional amounts of $50 million and $30 million that expire in February 2005. These interest rate swap agreements have been designated as cash flow hedges. The counterparties to the interest rate swap agreements are major international financial institutions. The Company monitors the credit quality of these financial institutions and does not anticipate any losses as a result of counterparty non-performance. Under the terms of the swap agreements, the Company will receive payments based upon the 90-day LIBOR rate and remit payments based upon a fixed rate. The fixed interest rates are 4.165% and 4.320% for the $50 million and the $30 million swap agreements, respectively. The Company recorded the $0.3 million fair value of the swap agreements at December 31, 2001 in other long-term assets and included the unrealized gain in other comprehensive income. The interest rate swap agreements were 100% effective in 2001.

At December 31, 2001, $117 million of borrowings were outstanding under the Credit Agreement, consisting of $17 million of borrowings under the Revolving Credit Facility and $100 million of borrowings under the Term Loan, and the borrowing base amounted to approximately $226 million. The weighted average interest rate on borrowings outstanding under the Credit Agreement during 2001 was approximately 6.30%, after giving effect to the interest rate swap agreements.

Note 9

COMMITMENTS AND CONTINGENCIES

Legal matters

In connection with the Distribution, the Company agreed to assume all liabilities associated with the office systems businesses, and to indemnify Pitney Bowes for all claims relating to these businesses. In the course of normal business, Pitney Bowes had been party to occasional lawsuits relating to the Company's business. These have involved litigation by or against Pitney Bowes or the


IMAGISTICS INTERNATIONAL INC.                                                 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company relating to, among other things, contractual rights under vendor, insurance or other contracts, intellectual property or patent rights, equipment, service or payment disputes with customers and disputes with employees.

In connection with the Distribution, liabilities were transferred to the Company for matters where Pitney Bowes was a plaintiff or a defendant in lawsuits, relating to the business or products of the Company. The Company has not recorded liabilities for loss contingencies since the ultimate resolutions of the legal matters cannot be determined and a minimum cost or amount of loss cannot be reasonably estimated. In the opinion of the Company's management, none of these proceedings, individually or in the aggregate, should have a material adverse effect on the Company's financial position, results of operations or cash flows.

Risks and uncertainties

The Company has a limited history operating as an independent entity, may be unable to make the changes necessary to operate as a stand-alone entity, or may incur greater costs as a stand-alone entity that may cause the Company's profitability to decline. Prior to the Distribution, the Company's business was operated by Pitney Bowes as a segment of its broader corporate organization rather than as a separate stand-alone entity. Pitney Bowes assisted the Company by providing corporate functions such as legal and tax functions. Following the Distribution, Pitney Bowes has no obligation to provide assistance to the Company other than the interim and transitional services that will be provided by Pitney Bowes. Because the Company's business has never been operated as a stand-alone entity, there can be no assurance that the Company will be able to successfully implement the changes necessary to operate independently or will not incur additional costs as a result of operating independently. Each of these events would cause the Company's profitability to decline.

Note 10

LEASES

In addition to owned distribution and office facilities, the Company leases or subleases similar properties, as well as sales and service offices, equipment and other properties, generally under long-term lease agreements with initial terms extending from three to 15 years.

Future minimum lease payments under non-cancelable operating leases at December 31, 2001 are as follows:

Years ending December 31,

2002                                        $ 7,884

2003                                          6,191

2004                                          4,224

2005                                          2,643

2006                                          1,366

Thereafter                                    1,140
------------------------------------------------------
Total minimum lease payments                $23,448
------------------------------------------------------

Rental expense was $8.9 million, $7.3 million and $6.0 million in 2001, 2000 and 1999, respectively.

Note 11

STOCK PLANS

Employee stock option plans

Prior to the Distribution, certain employees of the Company were granted stock options under Pitney Bowes' stock based plans. At the time of the Distribution, options outstanding under the Pitney Bowes stock plans that were held by Pitney Bowes employees who were transferred to the Company remained options to acquire Pitney Bowes common stock. Certain adjustments of the exercise price, but not the number of options, were made to reflect the reduced value of Pitney Bowes stock as a result of the Distribution. In addition, such holders were granted options to acquire Imagistics stock in an amount calculated to restore the reduction in the aggregate intrinsic value of the options held by each such holder. The Imagistics stock options have the same vesting provisions, option periods and other terms and conditions as the related Pitney Bowes options. The exercise price has been calculated so that each Imagistics option has the same ratio of exercise price per share to market value per share as the Pitney Bowes stock options immediately prior to the Distribution. The Company granted options to purchase 162,368 shares of common stock of the Company in connection with this adjustment. The per share weighted average fair value of options granted was $10.83.


42                                                                          2001

The Company's employees participate in the Imagistics International Inc. 2001 Stock Plan. Under the plan, certain officers and employees of the Company are granted options at prices equal to the fair market value of the Company's common stock on the date of the grant. Options generally become exercisable over a three-year period and expire in ten years. The plan authorizes a maximum of 3,162,368 options to purchase shares, of which 162,166 were outstanding at December 31, 2001. Prior to the Distribution, the Company's employees participated in Pitney Bowes' United States and United Kingdom stock option plans. Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," companies can, but are not required to, elect to recognize compensation expense for all stock-based awards using a fair value methodology. The Company has adopted the disclosure only provisions, as permitted by SFAS No. 123. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based plans. If the Company had elected to recognize compensation expense based on the fair value method as presented by SFAS No. 123, net income would have been reduced as follows:

                                           Years ended December 31,

                                      2001          2000          1999
Net Income

   As reported                     $12,559       $64,004       $93,702

   Pro forma                       $ 9,035       $60,589       $91,413

Pro forma earnings per share

   Basic                           $  0.46       $  3.11       $  4.70

   Diluted                         $  0.46       $  3.11       $  4.69

The fair value of stock options granted to employees of the Company under the Pitney Bowes stock option plans were estimated on the date of grant using the Black-Scholes option-pricing method with the following assumptions:

                                          Years ended December 31,

                                      2001          2000          1999
Expected dividend yield               3.0%          2.9%          2.0%

Expected stock price volatility        29%           27%           21%

Risk-free interest rate                 4%            6%            6%

Expected life (years)                   5             5             5

The following table summarizes information about stock option transactions:

                                                          Per share
                                            Shares     weighted average
Options outstanding
   at Distribution                              --           --

Granted                                    162,368       $   10.83

Exercised                                       --           --

Cancelled                                    1,202           12.07
--------------------------------------------------------------------
Options outstanding at
   December 31, 2001                       161,166       $   10.83
--------------------------------------------------------------------

The Company's stock option plans also permit the issuance of restricted stock. Restricted stock awards may be subject to both tenure and performance over a period generally expected to be three years or more. Awards of restricted stock will vest only if the executive is still employed by the Company at the end of the restricted period and, if applicable, the executive has attained or partially attained the performance objectives as determined by the Executive Compensation and Development Committee of the Board of Directors. The compensation expense for these rewards is recognized over the vesting period. There were no restricted shares awarded to employees in 2001.

Non-Employee Director Stock Plan

Under this plan, on the date of initial election to the Company's Board of Directors, and on the date of each Annual Meeting of Stockholders thereafter, each director who is not an employee of the Company is granted 2,000 shares of restricted stock. The restricted shares vest in equal installments over a three-year period beginning on the first anniversary of the grant date, subject to the directors continued service. The shares carry full voting and dividend rights but may not be assigned or transferred. The Company has authorized a maximum of 100,000 shares of common stock for issuance under this plan. In 2001, 10,000 shares were granted, at no cost to the directors, under this plan. The Company recorded minimal compensation expense in 2001 related to these shares. The per share weighted average fair value of shares granted was $11.75 in 2001.

Employee Stock Purchase Plan

Prior to the Distribution, the Company's employees participated in the Pitney Bowes United States and United Kingdom Employee Stock Purchase Plan ("ESPP"). The ESPP enables substantially all employees to purchase shares of Pitney Bowes common stock at a discounted


IMAGISTICS INTERNATIONAL INC.                                                 43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

offering price. In 2000, the offering price was 90% of the average closing price of Pitney Bowes common stock on the New York Stock Exchange for the 30-day period preceding the offering date. At no time was the exercise price less than the lowest permitted under section 423 of the Internal Revenue Code.

Stockholder Rights Plan

Prior to the Distribution, the Board of Directors adopted a stockholder rights plan (the "Rights Plan") under which one right (the "Right") was issued for each share of common stock. The description and terms of the Rights Plan and Rights are set forth in a Rights Agreement between the Company and Equiserve, as Rights Agent.

The Rights will become exercisable on the Rights Distribution Date, which is the earlier of ten business days after a person has acquired 15% or more of the outstanding shares of the Company's common stock (an "Acquiring Person") or ten business days (or such later date as the Company's Board of Directors may designate before any person has become an Acquiring Person) after the commencement by a person of a tender or exchange offer that would result in such person becoming an Acquiring Person. Rights owned by an Acquiring Person will be void after the Rights Distribution Date.

The Rights are not exercisable prior to the Rights Distribution Date. Prior to the Rights Distribution Date, the Rights will be evidenced by and transferred with the Company's common stock. After the Rights Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each registered holder of the Company's common stock, and thereafter the Rights will be transferable separately from the Company's common stock.

After the Rights Distribution Date, but before any person has become an Acquiring Person, each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series A junior participating preferred stock at a price of $100.00 (the "Purchase Price"). If any person has become an Acquiring Person and the Company is not involved in a merger or other business combination or sale of 50% or more of the assets or earnings power of the Company, each Right will entitle the registered holder to purchase for the Purchase Price a number of shares of the Company's common stock having a market value of twice the Purchase Price. If the Company is involved in a merger or other business combination or sale of 50% or more of the assets or earnings power of the Company, each Right will entitle the registered holder to purchase for the Purchase Price a number of shares of the common stock of the other party to the business combination or sale having a market value of twice the Purchase Price.

At any time after any person has become an Acquiring Person, but before any person becomes the beneficial owner of 50% or more of the outstanding shares of the Company's common stock or the Company is involved in a merger or other business combination or sale of 50% or more of the assets or earnings power of the Company, the Board of Directors may exchange all or part of the Rights for shares of the Company's common stock at an exchange ratio of one share of the Company's common stock per Right. Before any person becomes an Acquiring Person, the Board of Directors may redeem all or part of the Rights at a price of $0.01 per Right. The Rights will expire ten years from the Distribution and the Board of Directors may amend the Rights Agreement and Rights as long as the Rights are redeemable. The Rights Agreement contains antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

Note 12

EMPLOYEE BENEFIT PLANS

Imagistics 401(k)

Substantially all of the Company's employees are eligible to participate in the Imagistics 401(k) plan that was established in 2001. Under the plan, the Company matches 100% of contributions to the plan of between 1% and 4% of a participant's compensation, and 50% of contributions to the plan from 5% to 6% of a participant's compensation, up to certain limitations required by government laws or regulations. The Company's expense related to this plan was $0.3 million in 2001.

Prior to the Distribution, the Company's employees participated in Pitney Bowes' profit sharing and savings plan. Substantially all of Pitney Bowes' domestic employees were eligible to participate in the plan under which Pitney Bowes made matching contributions of 100% of a participant's contributions of at least 1% of a participant's eligible compensation up to 4% of the participant's eligible compensation, subject to limitations required by government laws or regulations. In addition, Pitney Bowes made an employer contribution to all participants based upon the increase in the stock price of Pitney Bowes shares from year to year. Contributions to the plan on behalf of employees of


44                                                                          2001
the Company were $3.1 million for the period January 1, 2001 through the Distribution and $2.3 million and $2.4 million for the years ended December 31, 2000 and 1999, respectively.

Pitney Bowes' Plans

The Company does not offer a defined benefit pension plan. Prior to the Distribution, the Company's employees participated in Pitney Bowes' defined benefit pension plan which covers substantially all Pitney Bowes employees. In general, those Pitney Bowes employees who became employees of the Company following the Distribution will cease accruing benefits under the Pitney Bowes pension plan but will maintain their vested rights in the Pitney Bowes pension plan. Certain of our employees whose combined age and years of service with Pitney Bowes totaled more than 50 as of the Distribution will continue to participate in the Pitney Bowes pension plan for up to three years following the Distribution. Pitney Bowes' funding policy is to contribute annual amounts as needed based on actuarial and economic assumptions designed to achieve adequate funding of projected benefit obligations. The net periodic pension benefit allocated to the Company associated with the Pitney Bowes defined benefit pension plan was $1.7 million for the period January 1, 2001 through the Distribution and $1.9 million and $1.4 million for the years ended December 31, 2000 and 1999, respectively. Benefits provided under Pitney Bowes' defined benefit pension plan were primarily based on the employee's age, years of service and compensation.

The Company does not offer post-retirement plans. Prior to the Distribution, the Company's employees participated in Pitney Bowes' post-retirement plans that provide certain healthcare and life insurance benefits to eligible retirees and their dependents. Substantially all of Pitney Bowes' U.S. employees become eligible for these benefits if they have met certain age and service requirements at retirement. The costs of these benefits were recognized over the period the employee provided credited service to the Company. Post-retirement benefit costs incurred on behalf of employees of the Company were $1.6 million for the period January 1, 2001 through the Distribution and $1.8 million and $0.7 million for the years ended December 31, 2000 and 1999, respectively. The liability and related future payments associated with Pitney Bowes' post-retirement plans are Pitney Bowes' responsibility. Company employees who attained age 55 and completed at least 10 years of combined service with Pitney Bowes and the Company as of or within three years following the Distribution will be eligible for retiree medical benefits under the Pitney Bowes Retiree Medical Plan when they retire from the Company.

The costs associated with these plans will be borne by Pitney Bowes.

Note 13

RELATED PARTY TRANSACTIONS

As discussed in Note 4, the Company sells products and services to Pitney Bowes and Pitney Bowes subsidiaries in the ordinary course of business. In connection with these sales, the Company recorded $19 million and $14 million due from Pitney Bowes as accounts receivable in the consolidated balance sheet at December 31, 2001 and 2000 respectively. At December 31, 2000, the Company had an intercompany payable to Pitney Bowes of $122.2 million. The balance was primarily the result of the Company's participation in Pitney Bowes' cash management program and cash disbursements made by Pitney Bowes on the Company's behalf. Effective with the Distribution, the Company no longer participates in the Pitney Bowes cash management program.

The Company and Pitney Bowes entered into a transition services agreement that provides for Pitney Bowes to provide certain services to the Company on a transitional basis. These services include information technology, computing, telecommunications, accounting, field service of equipment and dispatch call center services. The Company will pay Pitney Bowes for its actual out-of-pocket costs for the services provided, including a proportionate share of its overhead, if applicable, computed in accordance with Pitney Bowes' internal charge-back practices. For the period from December 3, 2001 through December 31, 2001, the Company paid Pitney Bowes $3.5 million in connection with the transition services agreement.

The Company also entered into certain other agreements covering intellectual property, commercial relationships and leases and licensing arrangements. The pricing terms of the products and services covered by the other commercial agreements reflect negotiated prices.

The Company and Pitney Bowes entered into a tax separation agreement which governs the Company's and Pitney Bowes' respective rights, responsibilities and obligations after the Distribution with respect to taxes for the periods ending on or before the Distribution. In addition, the tax separation agreement generally obligates the Company


IMAGISTICS INTERNATIONAL INC.                                                 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

not to enter into any transaction that would adversely affect the tax-free nature of the Distribution for the two-year period following the Distribution, and obligates the Company to indemnify Pitney Bowes and affiliates to the extent that any action the Company takes or fails to take gives rise to a tax liability with respect to the Distribution.

Note 14

QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for 2001 and 2000 follows:

                                                 Three months ended
                        March 31        June 30       Sept. 30        Dec. 31
2001

Total revenue           $151,166       $157,853       $158,322       $158,735

Income before
   income taxes         $ 14,989       $  5,892       $    388       $   (308)

Net income              $  9,099       $  3,495       $    282       $   (317)

Basic and diluted
   earnings
   per share            $   0.47       $   0.18       $   0.01       $  (0.01)


2000

Total revenue           $157,087       $162,617       $162,388       $160,666

Income before
   income taxes         $ 28,523       $ 31,140       $ 24,687       $ 21,557

Net income              $ 17,275       $ 18,799       $ 14,926       $ 13,004

Basic and diluted
   earnings
   per share            $   0.89       $   0.96       $   0.77       $   0.67

Note 15

ACQUISITIONS

During the year ended December 31, 2001, the Company acquired one independent dealer in a remote geographic area, for the expansion of sales and service capabilities. The aggregate purchase price was $1.0 million, of which a net $0.4 million was allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition and $0.6 million to goodwill.

During the year ended December 31, 2000, the Company acquired nine independent dealers in remote geographic areas, for the expansion of sales and service capabilities. The aggregate purchase price was $8.7 million, of which a net $0.5 million was allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition and $8.2 million to goodwill.

During the year ended December 31, 1999, the Company acquired seven independent dealers in remote geographic areas, for the expansion of sales and service capabilities. The aggregate purchase price was $11.3 million, of which a net $2.1 million was allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition and $9.2 million to goodwill.

The above acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of the acquired businesses have been included in the Company's consolidated financial statements from the respective date of acquisition.

The following table presents the unaudited pro forma consolidated results of operations for the years ended December 31, 2001, 2000 and 1999 as if the acquisitions completed in 2001, 2000 and 1999 had been completed on January 1, 1999:

                                   Years ended December 31,

                             2001             2000            1999
Revenues                 $626,076         $646,438        $641,747

Net income               $ 12,559         $ 64,205        $ 94,419


46                                                                          2001

                                                            FIVE YEARS IN REVIEW


Five Years in Review

                                                                     Years ended December 31,

                                                         2001       2000       1999       1998       1997
Consolidated Statement of Income  (millions)

   Revenue:

     Sales                                            $ 310.2     $326.1     $322.9     $299.4     $271.8

     Rentals                                            233.2      227.8      211.4      199.6      185.9

     Support services                                    82.7       88.9       92.2       90.7       86.2
-----------------------------------------------------------------------------------------------------------
       Total revenue                                    626.1      642.8      626.5      589.7      543.9
-----------------------------------------------------------------------------------------------------------

   Costs and expenses:

     Cost of sales                                      197.3      184.3      154.5      142.5      129.3

     Cost of rentals                                     92.2       88.5       74.2       68.8       65.6

     Selling, service and administrative                305.8      252.8      232.6      213.7      204.7
-----------------------------------------------------------------------------------------------------------
   Earnings before interest and income taxes             30.8      117.2      165.1      164.7      144.3

     Interest expense                                     9.8       11.3        8.7        5.7        4.5
-----------------------------------------------------------------------------------------------------------
   Income before income taxes                            21.0      105.9      156.4      159.0      139.8

   Provision for income taxes                             8.4       41.9       62.7       63.8       56.1
-----------------------------------------------------------------------------------------------------------
   Net income                                         $  12.6     $ 64.0     $ 93.7     $ 95.2     $ 83.7
-----------------------------------------------------------------------------------------------------------

   Pro forma basic and diluted earnings per share     $  0.65     $ 3.29     $ 4.81     $ 4.89     $ 4.30


Consolidated Balance Sheet data  (millions)

   Total assets                                       $ 508.8     $514.3     $478.6     $418.9     $324.1

   Total debt, including due to Pitney Bowes prior
     to the Distribution                              $ 117.0     $122.2     $115.9     $ 80.0     $ 42.7

   Common stockholders' equity                        $ 285.4     $310.0     $299.0     $255.1     $204.2

   Total capitalization                               $ 402.4     $432.2     $414.9     $335.1     $246.9



Selected Data and Ratios

   Earnings before interest, taxes, depreciation
     and amortization (millions)                      $ 113.5     $191.0     $232.3     $223.1     $195.8

   Capital expenditures (millions)                    $  84.3     $ 83.6     $ 91.7     $ 73.9     $ 57.8

   Depreciation and amortization (millions)           $  82.7     $ 73.8     $ 67.2     $ 58.4     $ 51.5

   Book value per share                               $ 14.67     $15.93     $15.36     $13.11     $10.49

   Year-end common stock price                        $ 12.35

   Current ratio, excluding due to
       Pitney Bowes prior to the Distribution           3.2:1      4.5:1      5.3:1      3.6:1      2.8:1

   Debt as a percentage of total capital                29.1%      28.3%      27.9%      23.9%      17.3%

   Employees at year-end                                3,533      3,534      3,361      3,174      2,767

   Common Stockholders of record at year-end           23,860


IMAGISTICS INTERNATIONAL INC.                                                 47

Imagistics                              Investor
Corporate Officers                      Relations

Marc C. Breslawsky                      Charles K. Wessendorf
Chairman and Chief Executive Officer    Vice President,
                                        Corporate Communications
Christine B. Allen                      and Investor Relations
Chief Human Resources Officer

John C. Chillock                        Imagistics Directors
Vice President, Customer
Service Operations                      Marc C. Breslawsky
                                        Chairman and Chief Executive Officer
Timothy E. Coyne
Vice President and                      Thelma R. Albright (1, 2)
Corporate Controller                    Retired, President, Carter Products
                                        Division of Carter-Wallace, Inc.
Chris C. Dewart
Vice President, Commercial Sales        Michael J. Critelli (3)
                                        Chairman and CEO,
Mark S. Flynn                           Pitney Bowes Inc.
Vice President, General Counsel
and Secretary                           T. Kevin Dunnigan (2, 3)
                                        Chairman, President and CEO,
Nathaniel M. Gifford                    Thomas & Betts Corp.
Vice President, Product
Development and Marketing               Ira D. Hall (1, 2)
                                        Retired, Treasurer, Texaco, Inc.
Joseph W. Higgins
Vice President, National Sales          Craig R. Smith (1, 3)
                                        President and COO,
Michael J. Prandi                       Owens & Minor, Inc.
Vice President, Taxes
                                        James A. Thomas (1, 3)
Joseph D. Skrzypczak                    Associate Dean, Yale Law School
Chief Financial Officer
                                        (1) Member of the Audit Committee
                                        (2) Member of the Executive Compensation
                                            and Development Committee
                                        (3) Member of the Governance Committee

IGI
LISTED
NYSE

Imagistics Stock Listing

Imagistics common stock is listed on the New York Stock Exchange and began trading December 3, 2001 under the symbol "IGI". The common stock is included in the Standard & Poor's SmallCap 600 Index.

Imagistics Common Stock Prices

New York Stock Exchange
-----------------------
Composite Stock Prices
----------------------

               Fourth
2001           Quarter
               -------
High          $ 12.70
Low              8.50
Close           12.35

How To Reach Us

Imagistics International Inc.
100 Oakview Drive
Trumbull, CT 06611
(203) 365-7000

Products and Services

www.imagistics.com or
call (800) 290-7860

Investor Information

www.IGIinvestor.com

Independent Auditors

PricewaterhouseCoopers LLP
Certified Public Accountants
300 Atlantic Street
Stamford, CT 06901
(203) 358-0001

Annual Report Design by
Donaldson Makoski Inc



48                                                                         2001
www.IGIinvestor.com

For Imagistics investor information, including our quarterly earnings releases and webcasts:

www.IGIinvestor.com
or
www.Imagistics.com and select "Investors"

Investment professionals may contact:

Charles K. Wessendorf
Vice President, Corporate Communications and Investor Relations

charles.wessendorf@imagistics.com
(203) 365-2361

2002 Annual Meeting

Tuesday, May 14, 2002

Trumbull Marriott Hotel
180 Hawley Lane
Trumbull, CT 06611

Proxy material mailed by March 28, 2002 to shareholders of record March 15, 2002.

Shareholder Information

For shareholder services 24 hours a day:

Call toll-free (866) 326-1175 in
the U.S. and Canada, or
(201) 324-1644
(TDD: (201) 222-4955)

o Account information
o Transfer requirements
o Lost certificates
o Change of address
o Tax forms

To speak with a shareholder services representative: Call shareholder services, 9 a.m. to 5 p.m. Eastern, Monday through Friday.

Or write:
EquiServe Trust Company, N.A.
P.O. Box 2500
Jersey City, NJ 07303-2500

Email:
equiserve@equiserve.com

[photo of Eleadah Kemp]

Eleadah Kemp
National Account Collections


IMAGISTICS INTERNATIONAL INC.

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International Inc.
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